As filed with the Securities and Exchange Commission on February 8, 2007

                                                Commission File No. 333--120520

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                        POST-EFFECTIVE AMENDMENT NO. 2 TO


                                    Form SB-2

             Registration Statement Under The Securities Act Of 1933

                                   ----------

                            Logistical Support, Inc.
                 (Name of small business issuer in its charter)

              Utah                           3728                 41-2029935
(State or other jurisdiction of   (Primary Industrial Code)    (I.R.S. Employer
 incorporation or organization)                                 Identification
                                                                     No.)

                                  Bruce Littell
                             Chief Executive Officer
                              19734 Dearborn Street
                          Chatsworth, California 91311
                                 (818) 885-0300
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
            (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                                    Copies to

                             David L. Ficksman, Esq.
                                 Troy & Gould PC
                       1801 Century Park East, Suite 1600
                          Los Angeles, California 90067
                                 (310) 789-1290

Approximate date of proposed sale to public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:|X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| _________

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| _________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| _________

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


Explanatory Note: This Post-Effective Amendment No. 2 is being filed to update the Registration Statement on Form SB-2 (Registration No. 333-120520) which was declared effective on February 11, 2005.


================================================================================

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2007


Prospectus                                              21,500,000 Common Shares

                         [LOGISTICAL SUPPORT INC. LOGO]

                            Logistical Support, Inc.

================================================================================

This prospectus relates to the sale of up to 21,500,000 shares of our common stock. Up to 21,100,000 shares of our common stock and up to 400,000 shares underlying a warrant to purchase common stock are being offered hereby by the selling shareholders named in this prospectus. The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our outstanding shares by the selling shareholders. The warrant to purchase up to 400,000 common shares is exercisable at $0.02 per share. If the warrant is exercised in full the company would receive $8,000 in proceeds from the exercise of the warrant.


Our common shares trade on the Over-The-Counter Bulletin Board, also called the OTCBB, under the trading symbol "LGSL". The closing price of the our common stock on December 29, 2006 was $0.21.


Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

                                   ----------

   An investment in the common shares offered for sale under this prospectus involves a high degree of risk. You should purchase our
        securities only if you can afford losing your entire investment.
           See "Risk Factors" beginning on page 8 of this prospectus.

                                   ----------

   Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares offered for sale under this prospectus or the merits of that offering, or has determined that this prospectus is truthful or complete.
            Any representation to the contrary is a criminal offense.

                                   ----------


                 The date of this prospectus is February 8, 2007


The information in this prospectus is not complete and may be changed. We have filed a registration statement containing this prospectus with the Securities and Exchange Commission. The common stock offered for sale under this prospectus may not be offered for sale or sold until that registration statement is declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell the common shares--and doesn't solicit an offer to purchase the common shares--in any jurisdiction where this offer or sale is not otherwise permitted.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.......................................................     4
  The Company............................................................     4
  The Offering...........................................................     4
  Recent Developments....................................................     5
  Summary Financial Data.................................................     6
  Special Note Regarding Forward-Looking Statements......................     6
RISK FACTORS.............................................................     8
  Risks Relating To Our Business.........................................     8
  Risks Relating To An Investment In Our Securities......................    11
THE SECURITIES PURCHASE AGREEMENT........................................    14
USE OF PROCEEDS..........................................................    14
BUSINESS.................................................................    15
  Overview...............................................................    15
  Corporate Information..................................................    15
  United States Government Contracts.....................................    15
  Our Strategy...........................................................    16
  Competition............................................................    18
  Licenses, Patents and Trademarks.......................................    19
  Product Liability and Warranty.........................................    19
  Backlog................................................................    19
  Employees..............................................................    19
DESCRIPTION OF PROPERTY..................................................    19
MANAGEMENT...............................................................    19
  Identity...............................................................    19
  Business Experience Of Executive Officers And Directors................    20
  Committees.............................................................    20
  Executive Compensation.................................................    21
  Involvement in Legal Proceedings.......................................    22
  Code of Ethics.........................................................    22
  Stock Options And Stock Appreciation Rights Exercise And
    Valuation Table......................................................    22
  Certain Relationships and Related Transactions.........................    22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS..................................................    23
  General................................................................    23
  Overview...............................................................    23
  Critical Accounting Policies and Estimates.............................    24
  Results of Operations..................................................    24
  Liquidity and Capital Resources........................................    26
LEGAL PROCEEDINGS........................................................    27
PRINCIPAL SHAREHOLDERS...................................................    28
TRANSACTIONS AND BUSINESS RELATIONSHIPS WITH MANAGEMENT AND
  PRINCIPAL SHAREHOLDERS.................................................    29
DESCRIPTION OF EQUITY SECURITIES.........................................    29
  General................................................................    29
  Common Shares..........................................................    30
  Warrants Convertible into Common Shares................................    30
MARKET FOR EQUITY SECURITIES.............................................    30
  Description Of Market..................................................    30

  Dividend Policy........................................................    31
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION
  PLANS; DESCRIPTION OF EQUITY COMPENSATION PLANS; WARRANTS TO
  PURCHASE COMMON STOCK..................................................    31
STAND-ALONE GRANTS.......................................................    31
SELLING SHAREHOLDERS.....................................................    31
PLAN OF DISTRIBUTION.....................................................    33
TRANSFER AGENT...........................................................    34
LEGAL MATTERS............................................................    34
EXPERTS..................................................................    34
INDEMNIFICATION OF DIRECTORS AND OFFICERS................................    34
REPORTS TO SECURITY HOLDERS..............................................    35
WHERE YOU CAN FIND MORE INFORMATION......................................    35
FINANCIAL STATEMENTS.....................................................    37

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

This summary highlights important information about our company and business. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and the financial statements and related notes included in this prospectus carefully, including the "Risk Factors" section. Unless the context requires otherwise, "we," "us," "our", "and the "company" and similar terms collectively refer to Logistical Support, Inc. and our subsidiaries.

The Company

The Company is a United States government contractor in the aerospace and defense industry. The Company derives over 97% of its revenues under contracts with numerous divisions of the United States military. The Company produces parts and performs services on military aircraft under strict government protocols. The Company develops its United States military contracts by participating in the United States government's contract bidding process.


As of December 31, 2006 we had issued and outstanding 78,745,000 common shares, and common share purchase warrants entitling the holders to purchase up to 10,053,937 common shares. We are a Utah corporation. Our principal executive offices are located at 19734 Dearborn Street, Chatsworth, California 91311. Our telephone number is (818) 885-0300. The address of our website is www.logistical-support.com. Information on our website is not a part of this prospectus.


The Offering

This prospectus relates to the offer and sale by the selling shareholders during the period in which the registration statement containing this prospectus is effective for up to 21,500,000 common shares. Up to 21,100,000 shares of our common stock are being offered hereby by the selling shareholder under this prospectus, and up to 400,000 common shares issuable upon the exercise of a common share purchase warrant held by Hunter World Markets, Inc. ("Hunter"). On September 29, 2004, we entered into a securities purchase agreement with the selling shareholders pursuant to which Hunter acted as our exclusive placement agent for the common stock sold under the agreement. Hunter received 3,000,000 shares of common stock, a warrant to purchase up to 8,000,000 shares of common stock and a cash fee of $290,000 for its services as placement agent. The number of shares ultimately offered for sale by Hunter is dependent upon the number of shares Hunter may purchase upon the exercise of the common stock purchase warrant. On July 6, 2006 we reduced the exercise price of the warrants issued to Hunter to $.02 per share and on July 6, 2006 Hunter acquired 7,600,000 shares upon the exercise of these warrants.

The common shares offered under this prospectus may be sold by the selling shareholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling shareholders, the common shares they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Shareholders" and "Plan of Distribution". We will not receive any of the proceeds from those sales. Should the selling shareholders in their discretion exercise any of the common share purchase warrants underlying the common shares offered under this prospectus, we would, however, receive the exercise price for those warrants. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling shareholders.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Recent Developments

In December 2003, we commenced an arbitration proceeding against one of our major suppliers, Triumph Components-Arizona, Inc., claiming that the supplier defaulted on its performance on purchase orders. Responding to this proceeding, Triumph issued a stop work order and refused to return materials that we had supplied to it. On May 19, 2004, we entered into a settlement agreement with Triumph pursuant to which Triumph agreed to complete the work on selected projects in a timely manner and to return to us the materials for the remaining projects and Triumph reduced the amount we owed from $1,463,000 to $750,000.

On November 23, 2004, we commenced a second arbitration proceeding against Triumph based on our claim that Triumph breached the settlement agreement by failing to deliver the parts that it was required to deliver and by delivering parts that were rejected for failure to meet quality standards. On July 20, 2006, the Company and Triumph entered into a settlement agreement dated as of July 18, 2006. Under the new settlement agreement, the Company agreed to pay an aggregate of $950,000 to Triumph in monthly installments ranging from $39,000 to $65,000 from August 2006 to March 2008. If the Company accelerates these payments it will be entitled to discount the amount paid to Triumph by up to $50,000.

On March 14, 2005, Bell Helicopter Textron, Inc. filed a complaint against our subsidiaries and Hill Industries, Inc. ("Hill Industries") in the United States District Court for the Central District of California. Hill Industries is wholly owned by Mr. Harry Lebovitz, a former director and one of our major stockholders. The complaint alleged that we delivered parts which were mismarked as a Bell Helicopter part and delivered an improper compliance certificate. On May 13, 2005, our subsidiaries signed a settlement agreement and conditional release of claims whereby the litigation with Bell was dismissed as to us. We have no financial obligations under the settlement agreement.


On March 14, 2006, we canceled a consignment agreement with Hill Industries. On April 11, 2006, Mr. Lebovitz filed a lawsuit against Mr. Bruce Littell, us and our subsidiaries claiming among other things, that (1) Mr. Lebovitz was mentally unfit to sign a Separation Agreement; (2) we failed to remit amounts due under a consignment agreement with Hill, Inc.; and (3) we failed to provide an accounting for amounts that Mr. Lebovitz loaned to Logistical Support LLC. Mr. Lebovitz is seeking compensatory and punitive damages as well as attorney fees. We believe that such claims are without merit and plan to vigorously defend our self against such claims. On May 31, 2006 we filed a cross-complaint against Mr. Lebovitz, Hill Industries, Inc., which is wholly owned by Mr. Lebovitz, and other related entities, seeking damages for breach of fiduciary duties, breach of contract, fraud and other causes of action.


On March 31, 2006, Hill Aerospace & Defense, LLC merged into Logistical Support, LLC.

On June 30, 2006 the Company was evicted from its Eton facility and the property was turned over to Mr. Lebovitz. In July 2006, the Company filed litigation against the landlord for alleged wrongful eviction and damages.


We are one of six guarantors who have guaranteed the debt of an affiliated company. The debt of the affiliated company arose from a note payable issued to a financial institution in 1999. At September 30, 2006, the debt of the affiliate company amounted to $318,461. In the event that the affiliate was unable to repay the note payable to the financial institution, the maximum exposure to us would be the outstanding amount of debt. If we had to fulfill our obligation under this guarantee, we would attempt to recover our loss from the five other guarantors and from the affiliated company. In addition, the holder of the loan has a security interest in all of Hill Aerospace & Defense, LLC's assets. Hill Aerospace & Defense, LLC has now been merged into Logistical Support, LLC. We were making the required interest payments on this debt, but ceased making such payments in May 2006. Consequently, National Loan Investors ("NLI"), the finance company that made the original loan to the affiliated Company, discovered that the modification of the original note agreement dated January 25, 2005 was not executed by Hill Industries, Inc because of its not having been in good standing with the state of California. This in turn made the note modification of January 25, 2005 ineffective which resultedin the acceleration of the balance due. It was not until NLI's investigation was it known by both Logistical and NLI that Hill Industries, Inc did not execute the note. The


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

debt of the affiliate of $318,461 is recorded as a liability on our financial statements (See Note 7 to the December 31, 2005 audited financial statements).


On December 5, 2006, we entered into a Loan Sale Agreement with NLI pursuant to which we agreed to purchase from NLI all rights of NLI to the promissory note of the affiliated company. The balance due on the Note is $338,365, representing $313,381 in principal, $17,928 in accrued interest, $935 in late charges and $3,120 in legal fees. The purchase price for the Note was $200,000 and was paid in full on December 28, 2006. The Company will recognize a gain on the settlement of this note of approximately $138,000.

We obtained the funds used to purchase the note from NLI from a term loan from The Hunter Fund Limited in the principal amount of $225,000. The term loan is due on June 14, 2007. In connection therewith we paid a bridge loan fee to the lender of $22,500 and a placement fee of $22,500 to Hunter World Markets, Inc.

On February 6, 2007, we received an order of approximately $4,500,000 from the US Army Aviation & Missile Command for overhauling the Utility Pump Module Assembly used on the UH-60 helicopter. This is the third delivery order we received for the same service and the first delivery order was completed in February 2007.


Summary Financial Data

The following tables summarize the consolidated statements of operations and balance sheet data for our company for the periods and as of the dates indicated.


                                                  Nine Months Ended              Years Ended
                                                    September 30,                December 31,
                                             -------------------------   -------------------------
Consolidated Statement of Operations Data:       2006          2005          2005          2004
                                             -----------   -----------   -----------   -----------
                                             (unaudited)   (unaudited)
Sales                                        $ 4,873,562   $ 4,062,511   $ 5,318,113   $ 5,669,114
Gross profit                                 $ 1,152,807   $   554,499   $   839,760   $ 1,207,294
Operating expenses                           $   922,984   $ 1,190,946   $ 1,845,246   $ 1,696,028
Other income (expense)                       $   (85,476)  $   (40,396)  $  (866,859)  $   454,196
Net income (loss)                            $   144,347   $  (639,175)  $(1,834,677)  $   (72,206)
Earnings (loss) per common share             $      0.00   $     (0.01)  $     (0.03)  $     (0.00)
Weighted average common shares
  outstanding                                 73,627,051    72,143,901    72,030,479    65,977,350


                                            September 30,     December 31,
Consolidated Balance Sheet Data:                2006              2005
                                            ------------      ------------
                                            (unaudited)
Current assets                               $3,403,642        $3,117,998
Total assets                                 $3,866,822        $3,586,880
Current liabilities                          $2,043,725        $1,986,103
Total liabilities                            $2,520,544        $2,556,703
Total stockholder's equity                   $1,346,278        $1,030,177


Special Note Regarding Forward-Looking Statements

In this prospectus we make a number of statements, referred to as "forward-looking statements", which are intended to convey our expectations or predictions regarding the occurrence of possible future events or the existence of trends and factors that may impact our future plans and operating results. These forward-looking statements are derived, in part, from various assumptions and analyses we have made in the context of our current business plan and information currently available to us and in light of our experience and perceptions of historical trends, current conditions and expected future developments and other factors we believe to be appropriate in the circumstances. You can generally identify forward-looking statements through words and phrases such as "seek", "anticipate", "believe", "estimate", "expect", "intend", "plan", "budget", "project", "may be", "may continue", "may likely result", and similar expressions. When reading any forward looking statement you should be mindful that all forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of our company, and that actual results or developments may vary substantially from those expected as expressed in or implied by that statement for a number of reasons or factors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Forward looking statements may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports filed with the United States Securities and Exchange Commission (the "SEC"). You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances unless and to the extent required by applicable law.

--------------------------------------------------------------------------------

                                  RISK FACTORS

An investment in our common shares involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect our business, operating results and financial condition. In such an event, the trading price for our common shares could decline substantially, and you could lose all or part of your investment. In order to attain an appreciation for these risks and uncertainties, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors and uncertainties.

Risks Relating To Our Business

Because our ability to generate revenue is dependent upon our success in obtaining awards for a very narrow category of aerospace and defense contracts, our failure for any reason to obtain such awards could impair our business.

We derive approximately 97% of our revenues from United States government military contracts in the area of aerospace and defense which are obtained through a competitive bidding process. If we are not successful in receiving contracts for any reason, including our failure to meet eligibility requirements, competition, our failure to perform under prior contracts, and changes in government contracting policies, we would not generate sufficient revenue to continue in business.

We have incurred increasing losses and may not be able to operate profitably.


During 2005 our loss increased to $1.8 million from $72,000 in 2004. Further, our cost of sales in 2005 increased despite a decline in revenue, resulting in a decrease in gross margin from 21.3% in 2004 to 15.8% in 2005. Unless we are able to reverse this trend, we will not be able to operate profitably. For the nine months ended September 30, 2006 we were able to generate net income of approximately $144,000. Because we do not have significant assets and equity, if we continue to incur losses we may be unable to continue in business.


Because of our lack of working capital and available financing and our inability to receive progress payments, we may require additional funding for us to continue our operations.


At September 30, 2006, our working capital was approximately $1.4 million. Included in working capital is approximately $2.7 million of contract costs and estimated earnings in excess of billings. This amount represents work performed and services rendered pursuant to government contracts. For almost all of our government contracts, we do not receive interim progress payments. As a result, we must finance the cost of the work over the length of the contract, which can continue, in some cases, for more than a year. If we are not able to obtain necessary financing, we may be unable both to meet our obligations under our existing contracts and to obtain additional contracts, which could impair our business and could result in a cessation of business.


Our failure to obtain and maintain required certifications could impair our ability to bid on aerospace and defense contracts.

We are required to maintain quality certifications and to meet production standards in order to be eligible to bid on government contracts. If we fail to maintain these certifications or meet these standards, we will be ineligible to bid for contracts which would impair our ability to continue in business.

Because many of our contracts provide for a fixed price, our failure to accurately estimate costs could result in losses on the contracts.

In bidding on fixed price contracts, we must accurately estimate the cost of performance. To the extent that our costs exceed our estimate, we will lose money on the contracts. Such cost overruns could result from a number of factors including increases in costs of materials, an underestimation of the amount of labor required and design or production problems.

To the extent that we subcontract work under our contracts, any failures by our subcontractors could impair our relations with the contracting agencies.

We frequently use subcontractors to perform work or provide materials for our contracts. We are dependent upon the subcontractors to meet the quality and delivery requirements of the contracting agency. To the extent that the products or services provided by the subcontractors do not meet the required specifications or are delivered late, the contract may be terminated by the Government for default. Such a default could result in our disqualification from bidding on contracts. We have in the past had problems with a supplier, Triumph Components-Arizona, Inc. (Triumph) and, although we no longer use the services of Triumph, our past problems with them have negatively affected our on time delivery rating with the government and impairs our ability to obtain future contracts. Although we settled the dispute with Triumph, we believe that this dispute may have had, and may continue to have, a negative impact on our relationship with the United States government since our deliveries of products for which Triumph performed services were late and continue to be late.

We may be subject to claims and government investigations as a result of actions of an affiliate.

During 2005 we were a defendant, along with Hill Industries, Inc. which is controlled by Harry Lebovitz and therefore is an affiliate, in an action brought by Bell Helicopter Textron, Inc. claiming that we delivered a part labeled as a Bell Helicopter part together with a compliance certificate which was not authorized as a result of action taken by an affiliate. Although the complaint was dismissed against us, we cannot assure you that we will not be affected by similar problems in the future or that we will not be subject to any government investigation arising out of conduct by Hill Industries, Inc.

Our inability to attract and retain qualified engineering personnel could impair our ability to continue our business.

Our business is dependent upon our engaging and retaining engineering personnel with experience in the aerospace and defense industries. To the extent that we are unable to hire and retain these engineers, our ability to bid on and perform contracts will be impaired.

We rely on our senior executive officer.

We are dependent upon the continued employment of certain key employees, including our chief executive officer, Bruce Littell. Although, we have an employment agreement with Mr. Littell, the agreement does not assure us that he will continue to work for us. The loss of Mr. Littell could materially impair our operations.

Because of our small size and our historical financial problems, we may have difficulty competing for business.

We compete for contract awards directly with a number of large and small domestic and foreign defense contractors, including some of the largest national and international defense companies, as well as a large number of smaller companies. In addition, our continuing losses may continue to place us in a competitive disadvantage.

The terms on which we may raise additional capital may result in significant dilution and may impair our stock price.

Because of our financial condition, it may be difficult for us to raise additional capital if required for our present businesses and for any planned expansion. We cannot assure you that we will be able to obtain additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price.

We may not be able to continue to grow through acquisitions.

An important part of our growth strategy is to expand our business and to acquire other businesses, which may or may not be related to our current businesses. Such acquisitions may be made with cash or our securities or a combination of cash and securities. To the extent that we require cash, we may have to borrow the funds or sell equity securities. The issuance of equity, if available, would result in dilution to our stockholders. We have no commitments from any financing source and we may not be able to raise any cash necessary to complete an acquisition. If we fail to make any acquisitions, our future growth may be limited. As of the date of this prospectus, we do not have any agreement or understanding, either formal or informal, as to any acquisition.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions, we could have difficulty integrating the acquired companies' personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

      o the difficulty of integrating acquired products, services or operations;

      o the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

      o the difficulty of incorporating acquired rights or products into our existing business;

      o difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

      o difficulties in maintaining uniform standards, controls, procedures and policies;

      o the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

      o the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

      o the effect of any government regulations which relate to the business acquired;

      o potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market as a result of Sarbanes-Oxley require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted all of these measures. Because we only have one director who is not an independent director, we do not have independent audit or compensation committees. We also are not in compliance with requirements relating to the distribution of annual and interim reports, the holding of stockholders meetings and solicitation of proxies for such meeting and requirements for stockholder approval for certain corporate actions. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

Failure to achieve and maintain effective internal controls in accordance with
Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We may be required in the future to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires increased control over financial reporting requirements, including annual management assessments of the effectiveness of such internal controls and a report by our independent certified public accounting firm addressing these assessments. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Because we have only one director, we may be unable to generate any interest in our common stock.

In general, investors, particularly institutional investors, do not invest in companies that do not have an independent board of directors, a view which is more notable for companies whose stock is not traded on the Nasdaq Stock Market or is listed on the New York or American Stock Exchange. Further, since we have only one director, Mr. Bruce Littell, he has the sole ability to make all determinations relating to our business, including the issuance of shares of common stock and stock options and compensation of officers, including his own compensation.

Risks Relating To An Investment In Our Securities

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

The issuance of shares through our stock compensation and incentive plans may dilute the value of existing stockholders.

We anticipate using stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing stockholders and could result in a decline in the value of our stock price.

We do not anticipate paying dividends on our common stock.

If dividends are not paid, the market price of the common stock can be affected.

Because there is a limited market for our common stock, you may have difficulty selling common stock that you own.

Although we are registered pursuant to the Securities Exchange Act of 1934, there is a limited public market for our common stock. Accordingly we cannot assure you that there will be any public market for our common stock.

Because we are subject to the "penny stock" rules, you may have difficulty in selling our common stock.

Our stock is subject to the SEC's penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. These rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

      o Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

      o Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

      o "Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

      o Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

      o The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of "penny stock" the protection provided by the federal securities laws relating to forward looking statements may not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any matter based upon a claim that the material provided by us, including information in this Form SB-2, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Fluctuations in our operating results and announcements and developments concerning our business affect our stock price.

Historically, there has been volatility in the market price for common stock of companies such as ours. Our quarterly operating results, the number of stockholders desiring to sell their shares, changes in general economic conditions and the financial markets, the execution of new contracts and the completion of existing agreements and other developments affecting us, could cause the market price of our common stock to fluctuate substantially. Further, since a majority of our operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter, the underutilization of our technical personnel may cause significant variations in our operating results in any particular quarter and could result in losses for the quarter.

We cannot predict when or whether an active market for our common stock will develop.

In the absence of an active trading market, you may have difficulty buying and selling or obtaining market quotations; the market visibility for our stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

Although we do not make projections relating to our future operating results, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

The sale of a large amount of common shares received upon exercise of outstanding warrants to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

In the event that a large amount of common shares are sold into the market in connection with the exercise of outstanding warrants, those sales could have the effect of depressing the price of our common stock. The availability of large quantities of shares in light of the thin trading volume of our common stock could cause the price of our common stock to fall, as persons exercising the warrants seek to sell in the absence of a corresponding demand for purchase. If sales of our common stock occur in large quantities in connection with the exercise of our outstanding warrants, the price of our common stock could be negatively effected and the value of your investment could be harmed.

                        THE SECURITIES PURCHASE AGREEMENT

On September 29, 2004, we entered into the securities purchase agreement with the selling shareholders in which we sold 10,000,000 shares of our common stock to certain of the selling shareholders at $0.20 per share for $2,000,000. Upon the closing, we received $2,000,000 in gross proceeds and issued the common stock to the selling shareholders. All of the selling shareholders are accredited investors and were qualified to purchase our stock. One of the selling shareholders, Absolute Return Europe Fund, purchased 6,000,000 shares of common stock in the transaction, all of which may be sold under this prospectus; and European Catalyst Fund ("Catalyst"), another selling shareholder, purchased 4,000,000 shares of common stock in the transaction, all of which may be sold under this prospectus.

Hunter World Markets, Inc. acted as our exclusive placement agent and financial advisor in the transaction. In consideration for Hunter's services, Hunter received a fee of $290,000. In addition, Hunter received 3,000,000 shares of common stock and received a warrant to purchase up to 8,000,000 shares of our common stock at an exercise price of $0.25 per share. The warrant will expire five years from the date of issuance, or September 29, 2009. The exercise price was renegotiated to $0.02 per share on July 6, 2006 and on July 6, 2006 Hunter received 7,600,000 shares through the partial exercise of this warrant.

Richardson & Patel LLP, our securities counsel at the time, received a fee of $130,000 and 500,000 shares of our common stock for services in connection with the September 29, 2004 transaction.

We agreed to file the registration statement of which this prospectus is a part, to register the shares issued and sold under the securities purchase agreement including the shares issued to Hunter within 45 days of September 29, 2004. In addition, we agreed under a registration rights agreement with the selling shareholders to cause, or use our best efforts to cause, the registration statement to be declared effective within 90 days of the filing date. This filing was made and declared effective on February 11, 2005.

The price at which our common stock was sold to the selling shareholders was negotiated between the parties. We believe that it reflects a reasonable price in light of the factors considered at that time by our board of directors during the negotiations, including the fact that our stock is thinly traded, that we had only recently completed our merger with Bikini Team, Inc. and were uncertain of our actual market valuation, and had only recently begun operations in our new holding company structure. In addition, our board of directors considered the fact that our stock price might be volatile for the foreseeable future for the foregoing reasons. Our board considered all of these factors against our immediate need for working capital, in light of the fact that our prior fundraising relationship had not produced any proceeds for our company. All of these factors were considered by the board in reaching its determination that the transaction as a whole, including the price at which our shares were sold, was a reasonable business decision and in the best interests of the company and our shareholders.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling shareholders. We will receive no proceeds from the sale of shares of common stock under this prospectus. If all or a portion of the 400,000 common share purchase warrants are exercised for cash, we will receive the proceeds from the exercise. The warrants are exercisable for up to 400,000 common shares at $0.02 per share. The warrants will expire on September 29, 2009. If the warrants are exercised in full for cash, the company would receive up to $8,000 in proceeds. The proceeds from the exercise would be used for general working capital purposes.

                                    BUSINESS

Overview

We are an aerospace and defense contractor for divisions of the United States military. We derive approximately 97% of our revenues from government contracts pursuant to which we supply aircraft replacement parts for turbine engines, landing gear, structural components, and repair and overhaul services for hydraulics, mechanical systems and support equipment. We only produce parts pursuant to contracts; we do not produce parts for inventory.

From time to time we have provided parts and services as a subcontractor to other defense contractors. We also provide a limited number of parts and services to commercial aircraft. However, our revenue from these sources has not been material.

Corporate Information

We are a Utah corporation, organized under the name Bikini Team International, Inc. in May 2001. Our corporate name was changed to Logistical Support, Inc. in June 2004. On May 27, 2004, in a transaction characterized as a reverse acquisition, we entered into a share exchange agreement with the members of Hill Aerospace & Defense, LLC (Hill), a California limited liability company, and Logistical Support, LLC (Logistical), a California limited liability company, pursuant to which the members of Hill and Logistical acquired an aggregate of 63,200,000 shares of our common stock and warrants to purchase 20,997,574 shares of common stock. This transaction is referred to as the "reverse acquisition." At the time of the reverse acquisition we had no operations. From and after the reverse acquisition, our business was the business conducted by Hill and Logistical. Because the transaction is treated as a reverse acquisition, our historical financial statements reflect the operations of Hill and Logistical, and for accounting purposes, Hill and Logistical are consolidated as the surviving entities. On March 31, 2006, Hill was merged into Logistical.

As a result of the reverse acquisition:

      o    Hill and Logistical became our wholly-owned subsidiaries;

      o The former members of Hill and Logistical acquired more than 98.8% of our common stock outstanding after the transaction;

      o Our existing directors resigned and Harry Lebovitz (who has since resigned) and Bruce Littell became our directors; and

      o All of the outstanding shares of our Series A Preferred Stock and 580,000 shares of our common stock were cancelled.

Our offices are located at 19734 Dearborn Street, Chatsworth, California 91311, telephone (818) 885-0300. Our website is www.Logistical-Support.com. Information on our website or any other website does not constitute a portion of this Form SB-2.

United States Government Contracts

We are an aerospace and defense contractor for divisions of the United States military. We derive approximately 97% of our revenues from government contracts pursuant to which we supply aircraft replacement parts for turbine engines, landing gear, structural components, and repair and overhaul services for hydraulics, mechanical systems and support equipment. We only produce parts pursuant to contracts; we do not produce parts for inventory. Our contracts are principally with the Department of Defense and various military acquisition organizations including the Air Force Logistics Material Command, the Defense Logistics Agency and other acquisition, supply and repair centers for the Air Force, Navy and the Army Aviation and Missile Command. We provide parts and perform services for military aircraft (known as "fixed wing aircraft") including the F-5, the F-16, the C-5, the C-130, and the KC-135 and for helicopters (known as "rotary wing aircraft") such as the UH-1, the UH-60 and the CH-47. We also perform repair and overhaul services for various aircraft including the UH-60, the CH-47 and the OH-58. We perform on contracts through a combination of assigning work to subcontractors, overhauling, repairing and producing or finalizing production of parts for delivery in our own facilities with our own engineers and machinists.

From time to time we have provided parts and services as a subcontractor to other defense contractors. We also provide a limited number of parts and services to commercial aircraft. However, our revenue from these sources has not been material.

Our Strategy

Strategy

Our contracts are awarded through a competitive bidding process. Our strategy is to bid competitively on contracts that offer us highest potential profit including contracts for flight critical parts and services, in categories of parts and services where we can be qualified as a bidder and have a history of successful performance. We also seek to partner with other defense contractors on bids where we cannot qualify by ourselves. We believe that for us to remain competitive we must pursue a plan for growth which would include raising additional capital to fund expansion of our facilities and personnel, and possible acquisitions in complementary businesses.


We are developing a more focused strategy in our bid selection criteria and have accordingly reduced the number of bids made during the year which correspondingly has reduced our overhead due to fewer costs incurred to prepare the bids. However, we cannot assure you that we will be able to maintain or increase our success rate. Based on our bidding strategy, our success rate of awarded contracts to bids submitted has improved from 5% in 2004 to 11% in 2005, although we sustained a decrease in revenue from these contracts. During 2005, we submitted 39 bids and were awarded four contracts with a total value of approximately $6,000,000, and in 2004, we made 105 bids and were awarded six contracts of approximately $11,575,000. For the first eleven months of 2006, we were awarded two contracts by the U. S. Government with a total value of approximately $1.8 million. We currently have 20 bids outstanding with the United States government.


Contract Solicitation and Bids

All of our contracts are sourced through United States government contracting protocols. The military contracting agencies or departments periodically publish public solicitations for bids on required parts and services. The solicitations identify groups of products or repairs required for the maintenance, upgrade and specified functioning of their aircraft, and we bid on selected solicitations for contracts. The entire solicitation, bid and fulfillment process for government contracts is regulated by the Federal Acquisitions Regulations, known as "FAR." The United States government and the parties it contracts with must comply with FAR in all aspects of the government contracting industry.

In order to submit a bid, all bidding entities must have a "CAGE" code, which means the bidder has registered with the Central Contractor Registration Website, and if the solicitation includes data that is restricted from public access for security purposes, the bidder must also have a military criticality technical data agreement. We have both a CAGE code and a military criticality technical data agreement.

As part of the contract solicitation and bid protocol, we must establish that we are a qualified contractor for the specific types of parts or services in the solicitation. Such substantiation includes evidence of our capability to perform the contract in terms of personnel and materials, evidence that our company has previously and successfully performed similar contracts and produced similar products, and other matters, including our company's overall financial condition. We seek to bid on "flight critical" contracts, which are contracts for parts that are critical to the flight safety of the aircraft. We have in the past successfully substantiated our qualification to perform flight critical contracts. We believe that these contracts generally have a higher dollar value and higher profits than other contracts for which we are qualified.

In preparing a bid, we must work within the design specifications for the product that is the subject of the solicitation, as well as general military and Department of Defense product guidelines to develop the manufacturing process from start to finish. We must also determine the quantity and identity of materials, subparts and subcontractors to best meet the specifications for the production of the particular item. This step of the preparation of the bid is critical, since it determines many of the cost and timing considerations of performing the contract including the subparts, assemblies and materials required to fulfill the contract, as well as the required subcontracting for production. Ultimately, this step in the process will determine whether the contract can be successfully performed, at what cost, and at what projected rate of profit to our company. If we do not correctly assess the engineering and production costs for the contracts we have bid on we may face losses or increased costs if we are awarded the contract.

Our bid includes a complete cost estimate for materials, labor hours and delivery specifications, and we may be required to update or refresh our bid. The cycle of time in the bid and award process can be many months and may at times exceed a year.

Bid Selection Criteria

In selecting the winning bid and awarding the contract, the government looks at a group of factors including qualification of the contractor to bid on the type of contract under consideration, identification of subcontractors and suppliers, overall price, delivery and history of performance on similar contracts by that company and the proposed subcontractors. The government also has the right to perform a review of bidders and the proposed subcontractors. Such a review, or survey, can include the bidder's financial condition, other contracts in process, history of contract performance and any other matters which the government deems relevant to assessing that company's qualifications, ability to perform on the contract as bid and likelihood of delivering acceptable parts or services in compliance with specifications and certifications under quality assurance programs. The government may perform the same review and survey of the subcontractors and suppliers selected by the bidding company. We believe that we maintain all required quality assurance certifications for the contracts on which we bid. We and our sub-contractors are routinely subject to review and quality audits by the United States government.

Payment Structure

Each product we produce must meet the specifications of the acquiring organization, known as the "contractor inspector requirements," for us to be paid. To the extent that we have to incur unplanned expenses on a contract, we will not be able to recoup these costs unless the contract is modified by the contracting agency.

We bear the financial burden of performing on the contract and accordingly our cash flow needs can be significant if we are performing on a number of contracts that will not reach completion or be eligible for progress payments in the near future.


We have not received progress payments since 2003 and have recently experienced reluctance on the part of the government to pay us progress payments. We may have difficulty performing under our contracts, especially if we are required to make significant expenditures or if there is a significant delay between the completion of work and our receipt of payment. Since our contracts do not generally provide progress payments, the government does not have any payment obligations until acceptance. As a result we require additional working capital to enable us to complete a contract.


Additional delays in payment occur the first time that we deliver a part that we have not manufactured within the previous three years. Under FAR, the first article must be approved before we can go into full production, and the rate of rejection by the government on these parts is higher than on production parts and is sometimes a cause of delays in delivery and increased expenses.

Under the applicable procurement regulations, our contracts are subject to the right of the government to terminate for convenience.

Contracts for Repair and Overhaul

Contracts for "repair and overhaul" services are performed on a fixed price basis. If we underestimate the extent of the repairs, we must absorb that price difference to complete the repairs. However, if the repairs are more extensive than originally represented by the government, we can renegotiate the contract price or submit a request for equitable adjustment although the contracting agency may not agree to an adjustment in the price or any adjustment it approves may not cover our increased cost.


Historically, approximately 70% of our government contracts were for parts, and 30% were for repair and overhaul services. Since 2004, our overhaul division has been expanding faster than the fabrication division. Based on the open contracts as of September 30, 2006, 38% of our government contracts are for parts and 62% are for repair and overhaul services. As of September 30, 2006, we had 18 contracts with a dollar value of more than $150,000. We bid on contracts that range in dollar value from $20,000 to $2,100,000. Based on the value of the bids submitted during the first eleven months of 2006, approximately 20% of the bids were for contracts valued between $250,000 and $500,000 and approximately 56% of the bids were for contracts valued above $500,000. Based on the number of bids submitted during the same period, approximately 26% of the bids were for contracts that are valued between $100,000 and $250,000; approximately 18% were bids for contracts valued between $250,000 and $500,000; and approximately 12% were bids for contracts valued above $500,000. The average value of our bids in 2006 was $279,601, and the median value of our bids in 2006 was $118,855. We were awarded two contracts in 2006 so far with a total value of approximately $1.8 million.


Project Management

Much of our manufacturing work and processing services under government contract are performed by our subcontractors, and we must manage and monitor their work.

We have several important criteria we use in selecting our subcontractors, including their holding required certifications, our past experience with the subcontractors and their location in relation to our facilities. In some cases, the government can dictate which subcontractors we must use and in such case, we must contract with that entity.

Certifications and Qualifications

In August 2005, we passed the ISO 9001:2000 quality system audit and our quality system is now registered with the ISO 9001: 2000 standard. In addition, we have been granted a "Quality System Certification" by the United States military. This certification is recognized and accepted by all of the United States government agencies that we regularly contract with. The United States military has the right to periodically review our (and our subcontractors') manufacturing processes to determine if we remain in compliance with the military's quality standards under this certification. If we are not in compliance, we would not be permitted to continue performing on any contracts which require such certification.

We are also certified by the Federal Aviation Administration to operate a commercial aircraft repair station within the "Limited Accessory" Ratings. This certification permits us to produce parts and perform repair and service on commercial aircraft. The FAA certification must be applied for and renewed every two years. However, these services constitute an immaterial portion of our revenues.

Competition

We face intense competition. Our competitors include small and medium sized companies, as well as large, internationally known aerospace companies, such as Lockheed Martin, General Electric and Honeywell. Some of the advantages that large competitors have include their financial resources, government contacts, and marketing organizations which provide them with greater opportunity to provide input in the development of specifications.

Our competitors on any specific contract will vary according to the type of contractor the bid is open to, in addition to the type of part or service that is the subject of the bid. The United States may open bids to certain categories of bidders. Those categories include small businesses and entities that are pre-qualified for certain types of contracts. The United States can also open the bid to everyone, meaning there are no specific requirements to be a bidder (other than the customary requisite certifications).

We generally bid on contracts where we anticipate fewer competitors including contracts set aside for small business.

Licenses, Patents and Trademarks

Our business is not dependent upon the development, ownership or protection of proprietary intellectual property rights or licenses.

Product Liability and Warranty

We do not carry product liability insurance, and we do not provide any warranty on our parts or services. Our products are inspected and or tested by the Government before payment is made and our liability to the contracting agency on the parts terminates on delivery and acceptance. However, we may nonetheless be held liable for damage, including loss of life, resulting from a faulty part.

Backlog


As of December 31, 2006 we had a backlog of $8,500,000, most of which we expect to be delivered during the following twelve months.


Employees


As of September 30, 2006, we had 29 employees, of which three were administrative, two sales and marketing and 24 manufacturing. All salaries and wages are paid by Logistical Support, LLC. None of our employees are represented by a labor union, and we believe that our employee relations are good.


The loss of services of any of our executive officers or engineering employees, or our inability to hire and retain a sufficient number of qualified employees, will harm our business. Specifically, the loss of Bruce Littell, Chairman, Director and Chief Executive Officer, whose specialized knowledge of government contracting in the aerospace and defense industry is essential to our business, would be detrimental. Mr. Littell has extensive experience and understanding of government contracting in defense and aerospace with regard to reviewing solicitations, overseeing the preparation of bids, managing contract projects and achieving acceptance of our products and securing payment. The skills, experience and reputation Mr. Littell are integral to successfully operating our company.

                             DESCRIPTION OF PROPERTY

We lease 16,600 square feet of office space and a machine and repair facility at 19734 Dearborn Street, Chatsworth, California pursuant to a lease which expires in May 2007 with a renewal option. The current annual rent is approximately $140,000 with standard escalation provisions. We believe that our current space is adequate for our immediate and near term requirements and that additional space is available on commercially reasonable terms.

                                   MANAGEMENT

Identity

The following table identifies our current executive officers and directors and their respective offices held:

Name            Age                   Office
-------------   ---   -------------------------------------
Bruce Littell    58   Chairman, Chief Executive Officer and
                      Chief Financial Officer
Joe Lucan        53   VP - Engineering
Jerry Hill       53   VP - Overhaul and repair operations
Lisa Higgins     40   VP - Finance

Directors are elected for one-year terms at the annual shareholders meeting. Officers hold their positions at the pleasure of the board of directors. There is no arrangement or understanding between any of our directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors.

There is no family relationship among any of our directors and executive officers.

Business Experience Of Executive Officers And Directors

Bruce Littell has been our chief executive and accounting officer and a director since the reverse acquisition in 2004. He was an executive officer at Hill since its inception in 1997. Prior to joining Hill, he owned and operated various privately held companies in industries including oil and gas, lending and distressed real estate reorganization and asset recovery. Prior to those engagements, Mr. Littell owned his own accounting firm. Mr. Littell worked for Eisner & Lubin in New York City and with Kenneth Leventhal in Los Angeles as a Certified Public Accountant. Mr. Littell is a Certified Public Accountant in California. He holds a Bachelor of Science degree from the New York Institute of Technology, New York and a Masters of Business Administration from Henley Management College, UK.

Joseph Lucan has been our vice president - engineering since 1996. Mr. Lucan has been involved in the manufacturing of precision aerospace products.since 1972, and has hands-on experience in all aspects of the business, from CNC programming and machining to production planning and control.

Jerry Hill has been our vice president of operations since January 2004. He has operations experience in landing gear and hydraulics. Before joining us, Mr. Hill held operations management positions at Hawker Pacific Aerospace and Helicopter Accessory Service.

Lisa Higgins has been our vice president of finance since July 2006. From 2004 to 2006 she was the Controller at Maxxess Systems, Inc. (a private manufacturing company) in Anaheim, CA. From 1992 to 2004 she was a Senior Accountant for Odetics, Inc., now Iteris, Inc. (a publicly traded international manufacturing company) in Anaheim, California. From 1987 to 1992 she was an Accounting Manager at Hawker Pacific, Inc. She has an accounting degree from Vanguard University in Costa Mesa, California.

Committees

Since we only have one director, we do not have an audit or compensation committee.

Our sole board member does not possess all of the attributes of an audit committee financial expert and no one on our board of directors is deemed to be an audit committee financial expert. Our business model is not complex and our accounting issues are straightforward. Responsibility for our operations is centralized within management, which is comprised of 4 people. We rely on the assistance of an outside financial consultant to help us with the preparation of our financial information. We recognize that having a person who possesses all of the attributes of an audit committee financial expert would be a valuable addition to our board of directors, however, we are not, at this time, able to compensate such a person and therefore, we may find it difficult to attract such a candidate.

Executive Compensation

The following table shows the compensation we paid to our chief executive officer and the only executive officers, other than the chief executive officer, whose salary and bonus earned exceeded $100,000 for the year ended December 31, 2005.

                                                                            Long Term Compensation
                                                                     -----------------------------------
                                                                              Awards            Payouts
                                                                     -----------------------   ---------
                                                                                  Securities      Long
                                          Annual Compensation                     Underlying      Term          All
Named Executive Officer and          -----------------------------   Restricted     Options    Incentive       Other
Principal Position            Year    Salary      Bonus      Other      Stock       & SARs        Plan     Compensation
---------------------------   ----   --------   --------     -----   ----------   ----------   ---------   ------------
Bruce Littell                 2005   $323,077   $185,285(2)   $--        --            --         $--           $--
Chairman, Chief Executive     2004    263,984         --       --        --            --          --            --
Officer and Chief Financial
Officer                       2003    118,000         --       --        --            --          --            --

Harry Lebovitz (1)            2005   $115,385   $     --      $--        --            --         $--           $--
Former, Co-Chairman           2004    264,827         --       --        --            --          --            --
                              2003     97,000         --       --        --            --          --            --

Joseph Lucan                  2005   $102,996   $  2,500      $--        --            --         $--           $--
VP - Engineering              2004    102,996         --       --        --            --          --            --
                              2003     90,000         --       --        --            --          --            --

(1)   Mr. Lebovitz is no longer an officer or director

(2) The bonus was paid through the cancellation of a receivable due from Mr. Littell

No officer received perquisites and other personal benefits, securities, or property received in excess of 10% of his salary.

We do not have any plan or program for the grant of options, restricted stock or other equity-based incentives.

On December 15, 2005, Bruce Littell and we entered into an employment agreement pursuant to which Mr. Littell will act as our Chief Executive Officer. Unless terminated earlier in accordance with its terms, the Employment Agreement has a term of two years beginning on January 1, 2006 and ending on December 31, 2007, and the term will automatically extend for additional two-year terms unless notification is provided in accordance with the Employment Agreement. We will pay Mr. Littell an annual base salary of $300,000 for the first year of the Employment Agreement, and thereafter Mr. Littell's salary will be determined in the sole discretion of the Board of Directors. In the event that Mr. Littell's employment is terminated by us without cause, Mr. Littell is entitled to receive a lump-sum severance payment in an amount equal to two year's salary then in effect at the time of termination.

In addition, in December 2005, we entered into employment agreements with three executives that total annual compensation of $276,465. All three employment agreements are for the term of one year.

Involvement in Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics

On November 12, 2004, we adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, as well as our employees, generally. A copy of our code of ethics is posted on our Web site.

Stock Options And Stock Appreciation Rights Exercise And Valuation Table

The company does not have a stock option plan or stock appreciation rights plan. The board of directors may in its discretion issue such securities and rights on a stand alone basis from time to time. As of September 9, 2006, there are no stock options and no stock appreciation rights reserved, granted or outstanding.

Certain Relationships and Related Transactions


On December 5, 2006, we entered into a Loan Sale Agreement with NLI pursuant to which we agreed to purchase from NLI all rights of NLI to the promissory note of the affiliated company. The balance due on the Note is $338,365, representing $313,381 in principal, $17,928 in accrued interest, $935 in late charges and $3,120 in legal fees. The purchase price for the Note was $200,000 and was paid in full on December 18, 2006.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General


The following discussion and analysis should be read in conjunction with our consolidated financial statements and related footnotes for the year ended December 31, 2005 and the nine months ended September 30, 2006 included in this prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that such results or trends will necessarily continue in the future.


The following information specifies certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as "may," "shall," "could," "expect," "estimate," "anticipate," "predict," "probable," "possible," "should," "continue," or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by the company on the basis of assumptions considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representations, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances. As a result, the identification and interpretation of data and other information, their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results and accordingly, no opinion is expressed on the achievability of those forward-looking statements.

Overview

Our acquisition in May 2004 was treated as a reverse acquisition with the effect of Logistical Support, LLC and Hill Aerospace & Defense, LLC being treated as the acquiring party for accounting purposes and the acquisition being treated as a recapitalization. Hill Aerospace & Defense, LLC was merged into Logistical Support, LLC on March 31, 2006.

Our primary customer is the United States Government, for whom we are an aerospace and defense contractor. Approximately 97% of our revenue is derived from these contracts.


Our ability to generate revenue and profit is dependent upon our ability to obtain the contract award and to accurately estimate our costs. Since our contracts generally do not provide for progress payments, there is a significant delay between the time we commence work on a project, and receive payment. Our modest working capital and the government's payment policies make it difficult for us to operate profitably.


During 2005, we had a dispute with Triumph, one of our contractors. As a result of the problems with Triumph, we incurred substantial legal fees, unanticipated costs in reworking of parts as well as delays in delivery. In addition to the costs we incurred, our reputation in the industry was affected.

Critical Accounting Policies and Estimates

Use of Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of long-lived assets, estimated profits on long-term contracts, revenue recognition and allowance for doubtful accounts. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

REVENUE RECOGNITION. Sales under long-term government contracts are recorded under the percentage of completion method. Contract sales and contract costs of sales are recorded as contract work is performed based on the percentage that incurred costs bear to estimated total costs utilizing our estimates of costs and contract value. Cost estimates include direct and indirect costs such as labor, materials and factory overhead. Since many contracts extend over a long period of time, revisions in cost and contract value estimates during the progress of work have the effect of adjusting earnings applicable to performance in prior periods in the current period. When the current contract estimate indicates a loss, provision is made for the total anticipated loss in the current period.

CONTRACTS COSTS. For each of our contracts we determine our costs and our estimated profit. Estimated profits are based on our historical experience fulfilling similar contracts, expected cost of materials and labor, and an allocation of our estimated overhead. Most of our government contracts do not provide for progress payments. As a result, we have no billing for those contracts until the acceptance and delivery of the finished products and we have significant amount shown on our balance sheet as costs and estimated profit in excess of billings. Although reflected as a current asset, there may be a considerable delay between the time the costs are incurred and the actual billing. To a significantly lesser extent, we have contracts that do provide for interim payments. To the extent that the payments exceed our costs and estimated profit, that amount is reflected as a current liability. The actual results could differ significantly from our estimates and these differences could be material to our financial statements. We account for the change in estimate in the period of change so that the balance sheet at the end of the period of change and the accounting for revenue recognition in subsequent periods are as they would have been if the revised estimate had been the original estimate.

Results of Operations


Nine months Ended September 30, 2006 Compared to Nine months Ended September 30, 2005

Our revenue for the nine months ended September 30, 2006 was $4,873,562, an increase of $811,051, or 20.0% from $4,062,511 for the nine months ended September 30, 2005. The increase in revenue is primarily due to an increase in percentage of completion on most contracts offset by a decrease in consignment sales.

Our cost of sales for the nine months ended September 30, 2006 was $3,720,755, an increase of $212,743 or 6.1% from $3,508,012 for the nine months ended September 30, 2005. Our gross margin for the nine months ended September 30, 2006 was 23.7% compared to 13.6%for the nine months ended September 30, 2005. The increase in gross margin is due to the reduction in contract revenue in 2005 as a result of the high scrap rate on one overhaul contract and the revision of estimated cost to complete on certain jobs by approximately $300,000 during the three months ended March 31, 2005, four of which were related to adjustments made to the stages of completion of parts delivered by Triumph.

General and administrative expenses for the nine months ended September 30, 2006 were $764,165, a decrease of $274,814, or 26.5%, from $1,038,979 for the nine months ended September 30, 2005. The decrease is principally due to a decrease in legal fees and officer payroll.

Sales and marketing expenses for the nine months ended September 30, 2006 were $158,819, an increase of $6,852, or 4.5%, from $151,967 for the nine months ended September 30, 2005. The increase is immaterial.

Other income for the nine months ended September 30, 2006 was $23,065, a decrease of $13,551, or 37.0%, from $36,616 for the nine months ended September 30, 2005. The decrease is principally due to the recognition of certain outstanding items of approximately $23,000 to other income in 2005.

Interest expense for the nine months ended September 30, 2006 was $39,315 an increase of $31,278, or 389.2%, from $8,037 for the nine months ended September 30, 2005. The increase is principally due to interest accrued on the guaranteed obligation of related party debt.

Other expense for the nine months ended September 30, 2006 was $43,426, a decrease of $25,549, or 37.0%, from $68,975 for the nine months ended September 30, 2005. The decrease is due to the reduction in finance charges and discounts taken on government contracts.

Benefit for income taxes for the nine months ended September 30, 2005 was $37,668 which reflects a net operating loss carryback as a result of the net loss incurred during the nine months ended September 30, 2005. During the nine months ended September 30, 2006 there was no tax provision as the income generated during this period can be offset by net operating loss carryforwards.


Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Our revenue for the year ended December 31, 2005 was $5,318,113, a decrease of $351,001, or 6.2% from $5,669,114 for the year ended December 31, 2004. The decrease in revenue is primarily due to the slow progress on most of the our contracts in 2005 because of the lack of working capital, delivery delays resulting from our dispute with Triumph, and prolonged first article inspection by the United States Government. In addition, an increase in cost estimates on several contracts resulted in a reduction in the percentage of completion on those contracts thereby reducing revenue on the contracts. In addition, 2005 revenues were affected by the cancellation of one contract.

Our cost of sales for the year ended December 31, 2005 increased by $16,533 or 0.4% from $4,461,820 for 2004 to $4,478,353 for 2005. Our gross margin for 2005 was 15.8% compared to 21.3% for 2004. The decrease in gross margin is due to us revising the estimated cost to complete on five jobs by approximately $450,000 during 2005, four of which were related to adjustments made to the stages of completion of parts delivered by Triumph. Since we were not able to inspect the parts until the settlement negotiations were complete, we relied on information provided by Triumph. Upon our inspection we came to the conclusion that some parts were not as represented to us as to the stage of completion and other parts were non-conforming.

General and administrative expenses for the year ended December 31, 2005 increased by $271,374, or 19.7%, from $1,375,471 for the year ended December 31, 2004 to $1,646,845 for the year ended December 31, 2005. The increase is principally due to the distribution of a non-cash bonus to an officer, increase in legal and consulting fees due to acquisition projects and moving costs related to occupying an additional facility in Chatsworth, California.

Sales and marketing expenses for the year ended December 31, 2005 decreased by $122,156, or 38.1%, from $320,557 for the year ended December 31, 2004 to $198,401 for the year ended December 31, 2005. The decrease is principally due to the reduction in marketing payroll, including two key vacancies, one of which has been filled at year end.

Other income for the year ended December 31, 2005 decreased by $180,801, or 82.6%, from $218,958 for the year ended December 31, 2004 to $38,157 for the year ended December 31, 2005. The decrease is principally due to write off of liabilities that occurred during and prior to the year ended December 31, 2004. During 2005, we compromised a previously accrued obligation for legal services at a discount, resulting in a gain on debt extinguishment of $50,132.

Interest expense for the year ended December 31, 2005 decreased by $21,610, or 66.6%, from $32,468 for the year ended December 31, 2004 to $10,858 for the year ended December 31, 2005. The decrease is principally due to fewer interest bearing debt obligations outstanding during the year ended December 31, 2005.

Our settlement with Triumph in May 2004 reduced our obligations to Triumph from approximately $1,463,000 to $750,000, As a result, we recognized a gain on the settlement of this matter of $483,775. On March 2, 2006, we entered into a letter of understanding with Triumph whereby we agreed to pay Triumph a total of $950,000 in installments. As a result we accrued an additional amount due to Triumph of $257,892 as of December 31, 2005.

During the fourth quarter of 2005, we established an allowance for net receivables from Harry Lebovitz and entities controlled by Harry Lebovitz in the amount of $268,793. We are also one of the six guarantors that have guaranteed the debt of an entity controlled by Mr. Lebovitz. The debt of the affiliated company arose from a note payable issued to a financial institution in 1999. During the fourth quarter of 2005, we determined that the likelihood of the affiliated company being able to pay the debt was remote and therefore have recorded the outstanding obligation of $318,461 which has also been charged to the provision for related party receivables.

Other expense for the year ended December 31, 2005 decreased by $116,925, or 54.1%, from $216,069 for the year ended December 31, 2004 to $99,144 for the year ended December 31, 2005. In 2004, we incurred expenses which were not incurred in 2005, which included settlement of a dispute with a consignor of inventory, broker commissions for the obtaining of purchase order financing facilities, and appraisal costs for leasing a new building and equipment.

Benefit for income taxes for the year ended December 31, 2005 was $37,668 which reflects a net operating loss carryback as a result of the net loss incurred during the year ended December 31, 2005. Prior to May 27, 2004 we were taxed as a flow-through entity. Provision for income taxes for the year ended December 31, 2004 was $37,668.

Liquidity and Capital Resources


At September 30, 2006, we had working capital of $1,359,917, as compared to $1,131,895 at December 31, 2005. We had cash and cash equivalents of $191,786 at September 30, 2006, as compared to $387,216 at December 31, 2005. As of September 30, 2006, we have net contract costs and estimated earnings of $2,674,166 that we expect to issue invoices for within the next twelve months, therefore we have classified all these amounts as current assets. Historically, we have financed our operations through the use of financing accounts receivables with a third party lender, converting accounts payable into notes payable and increasing the length of time that accounts payable are relieved.

During the nine months ended September 30, 2006, our operating and investing activities used cash of $148,077 and $59,594, respectively, while our financing activities provided cash of $12,241. The cash used by operating activities was principally a result of our net income, offset by a net increase in our operating assets. Cash used in investing activities was a result of the purchase of property and equipment. Cash provided by financing activities was a result of proceeds received from the exercise of warrants offset by repayment of notes payable and capital lease obligations, and the repurchase of shares of our common stock from a related party.

We had an accounts receivable financing facility with Commerce Funding Corporation. The interest rate was prime plus 1% and the maximum amount to be advanced under this agreement is $1 million. Commerce had agreed to lend up to 85% of qualifying receivables.

Our ability to generate cash flow from our business is dependent upon a number of factors, including our ability to receive awards and to estimate accurately our costs. Because of the government's payment policies and the extended period of time between the commencement of work on a contract and our receipt of payment, we believe that our ability to grow is dependent upon obtaining funding, either through the sale of our securities or a credit facility that is not based on accounts receivable. To the extent that we receive more awards, we will require additional funding to finance the performance of these contracts. Our thin trading market and our stock price may make it difficult to obtain capital except on terms that are highly dilutive to our stockholders. Further, during the past year, we have changed our estimates on our contract costs, largely because of the problems we encountered with Triumph. We cannot assure you that we will not have to change our estimates on other contracts.

Cash on Hand

We believe that the current cash on hand along with cash expected to be generated from our operations will be sufficient to fund our operations for the next twelve months. Our cash balance in 2006 and beyond will depend on our 2006 deliveries, the number of new government contracts and our ability to raise additional capital through debt or equity financings, or to finance our receivables. If we are able to obtain sufficient contracts to generate revenue at least equal to the amounts generated in 2005, and if we are able to raise capital through debt or equity financings, we should generate enough cash to maintain our operations beyond 2006. As we obtain new contracts our working capital needs increase and we will need to find ways to finance new contracts through raising additional equity or debt capital or both.

Seasonality and Quarterly Results

Our results of operation are not affected by seasonal influence or quarterly fluctuations.

Inflation

Our results of operation are not materially affected by inflation. From time to time, we may experience a reduction in profits on specific contracts if such contracts are delayed in performance and as a result the costs of acquiring parts or services from subcontractors to meet delivery requirements on overdue or extended contracts increases due to inflation. Because of an increase in worldwide demand there has been a significant increase in material costs which could effect our performance on existing and future contracts.


                                LEGAL PROCEEDINGS


The Company has been in litigation with Triumph Components-Arizona, Inc. since 2003. On July 20, 2006, the Company and Triumph entered into a settlement agreement dated as of July 18, 2006 pursuant to which the parties have agreed to settle their disputes arising from a prior settlement agreement between the parties. Under the new settlement agreement, the Company agreed to pay an aggregate of $950,000 to Triumph in monthly installments ranging from $39,000 to $65,000 from August 2006 to March 2008. If the Company accelerates these payments it will be entitled to discount the amount paid to Triumph by up to $50,000. The $794,000 is reported as Accrued Triumph settlement obligation in the accompanying consolidated balance sheet.


On March 14, 2006, we canceled a consignment agreement with Hill Industries. On April 11, 2006, Mr. Lebovitz filed a lawsuit against Mr. Bruce Littell, us and our subsidiaries and Hill claiming among other things, that (1) Mr. Lebovitz was mentally unfit to sign a Separation Agreement; (2) we failed to remit amounts due under a consignment agreement with Hill Industries; and (3) we failed to provide an accounting for amounts that Mr. Lebovitz loaned to Logistical. Mr. Lebovitz is seeking compensatory and punitive damages as well as attorney fees. We believe that such claims are without merit and plan to vigorously defend our self against such claims.

We have filed a cross-complaint against Harry Lebovitz, Hill Industries, Inc., and other related entities, and seek damages for breach of fiduciary, breach of contract, fraud and other causes of action. Mr. Lebovitz failed to timely respond to cross-complaint, and his default has been taken. The other entities have yet to respond to cross-complaint.

On June 30, 2006 the Company was evicted from its Eton facility and the property was turned over to Mr. Lebovitz. In July 2006, the Company filed litigation against the landlord for alleged wrongful eviction and damages.

                             PRINCIPAL SHAREHOLDERS


The following table and discussion provides information as to the shares of common stock beneficially owned on December 31, 2006 by:


      o     each director;

      o     each officer named in the summary compensation table;

      o each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and all directors and executive officers as a group.

                                     Shares of Common    Percentage of
                                    Stock Beneficially    Outstanding
Name                                       Owned          Common Stock
----                                ------------------   -------------
Harry Lebovitz                         26,811,302            34.05%
956 Kagawa St.
Pacific Palisades, CA 90272

G. Scott Littell, trustee              18,077,365(3)         22.96%
The Children's Trust of 1988
1452 2nd Street
Santa Monica, California 90401

Hunter World Markets, Inc.             11,000,000(1)         13.90%
9300 Wilshire Boulevard
Beverly Hills, California 90212

Bruce Littell                           9,633,637(2)         10.90%
19734 Dearborn Street                            (3)
Chatsworth, California 91311

Absolute Return Europe Fund Camin       6,000,000(4)          7.62%
de Sarria 63
E-07010 Establishments
Spain

European Catalyst Fund                  4,000,000(5)          5.08%
P.O. Box 1234
Georgetown
Grand Cayman Islands

Joseph Lucan                            3,105,666             3.94%
19734 Dearborn Street
Chatsworth, California 91311

All directors and executive            30,816,668            34.87%
officers as a group (2
individuals)

(1) Includes 400,000 warrants that have an exercise price of $0.02. Mr. Todd Ficeto has sole voting and dispositive power with respect to the securities owned by Hunter World Markets.

(2)   Includes 9,633,637 warrants that have an exercise price of $0.20.

(3) Mr. G. Scott Littell is the brother of Bruce Littell. Mr. Bruce Littell's children are the beneficiaries of The Children's Trust of 1988. The shares beneficially owned by Bruce Littell do not include any shares which are owned by The Children's Trust of 1988, as to which Mr. Bruce Littell disclaims beneficial interest.

(4) Mr. Florian Homm has sole voting and dispositive power with respect to the securities owned by Absolute Return Europe Fund.

(5) Mr. Darius Parsi has sole voting and dispositive power with respect to the securities owned by European Catalyst Fund.

                  TRANSACTIONS AND BUSINESS RELATIONSHIPS WITH
                      MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Effective June 1, 2005, we entered into a Separation Agreement with Mr. Harry Lebovitz, Hill Industries, Inc. ("Hill Industries") and Hill Industries, LLC ("Hill LLC"). Hill Industries and Hill LLC are entities owned and controlled by Mr. Lebovitz. Pursuant to the terms of the Separation Agreement, Mr. Lebovitz resigned effective immediately from our Board of Directors and effective July 1, 2005 he no longer served in any management or service role at the Company or its subsidiaries, Hill and Logistical.

In addition, we agreed to purchase from Mr. Lebovitz, or Hill Industries or Hill LLC (at our discretion) shares of our common stock owned by such persons at a price per share of $0.25 (the "Purchase Price"), at the rate of $25,000 per month for a period of twelve months commencing on June 15, 2005. The aggregate purchases were not to exceed $300,000 over a twelve-month period, resulting in our acquiring up to 1,200,000 shares of common stock under the Agreement. Under certain conditions set forth in the Agreement, we could cease such purchases and would have no obligation to resume them. As of June 30, 2006, we purchased 1,100,000 shares of common stock for $275,000. These 1,100,000 shares were retired upon repurchase. We ceased purchasing the stock after Harry Lebovitz filed a lawsuit against us.

                        DESCRIPTION OF EQUITY SECURITIES

General


Our authorized capital consists of 100,000,000 shares of common stock, $0.001 par value per share (these shares are referred to in this prospectus as "common shares") and 5,000,000 shares of Preferred Stock, $0.001 par value per share (these shares are referred to in this prospectus as "preferred shares"). As of December 31, 2006, there were 78,745,000 common shares issued and outstanding and no shares of preferred stock outstanding.

Common Shares

Our common shareholders are entitled to one vote per share on all matters to be voted upon by those shareholders. Upon the liquidation, dissolution, or winding up of our company, our common shareholders will be entitled to share ratably in all of the assets which are legally available for distribution, after payment of all debts and other liabilities and the payment of any preferred liquidation amounts. Our common shareholders have no preemptive, subscription, redemption or conversion rights. All of our currently outstanding common shares are, and all of our common shares offered for sale under this prospectus will be, validly issued, fully paid and non-assessable.

Warrants Convertible into Common Shares


As of December 31, 2006, there were outstanding common share purchase warrants entitling the holders to purchase up to 10,053,937 common shares at an average weighted exercise price of $0.20 per share.


                          MARKET FOR EQUITY SECURITIES

Description Of Market

Our common shares are currently quoted on the OTC Bulletin Board under the symbol "LGSL." Our common stock has had a limited and sporadic trading history. The following table sets forth the quarterly high and low bid prices for our common shares on the OTC Bulletin Board for the periods indicated. The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.


                   Bid Price
                 -------------
Period            High    Low
--------------   -----   -----
2006:
Fourth Quarter   $0.38   $0.14
Third Quarter     0.35    0.17
Second Quarter    0.26    0.15
First Quarter     0.70    0.15

2005:
Fourth Quarter   $1.60   $0.70
Third Quarter     1.70    1.15
Second Quarter    1.80    1.50
First Quarter     1.85    1.65

2004:
Fourth Quarter   $1.90   $1.65
Third Quarter     3.00    1.01
Second Quarter    3.00    1.50
First Quarter     3.00    1.01

There are approximately 469 record holders of our common stock at June 30, 2006. The number of registered shareholders includes an estimate of the number of beneficial owners of common shares held in street name. The transfer agent and registrar for our common stock is Interwest Transfer Company, 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117; telephone (801) 272-9294.

Dividend Policy

We have never paid any cash dividends on our common shares, and we do not anticipate that we will pay any dividends with respect to those securities in the foreseeable future. We intend to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.

       SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS; DESCRIPTION OF EQUITY COMPENSATION PLANS; WARRANTS TO PURCHASE COMMON STOCK


As of December 31, 2006, we do not have an equity compensation plan. Mr. Littell owns a common stock purchase warrant for the purchase of up to 9,633,637 shares of common stock. The warrant owned by Mr. Littell is exercisable until February 28, 2009 at an exercise price of $0.20 per share. The common stock purchase warrant owned by Mr. Littell, our Chief Executive Officer and Chairman was issued to Mr. Littell under the share purchase agreement in exchange for his membership interests in certain parties to that transaction, as described under "Business" and "Managements Discussion and Analysis" elsewhere in this prospectus, and were not issued to Mr. Littell as compensation or as part of any compensation arrangement.


The board of directors may in its discretion adopt an equity compensation plan in the future for its officers, directors and key employees.

                               STAND-ALONE GRANTS

From time to time our board of directors may grant common share purchase options or warrants to selected directors, officers, employees, consultants and advisors in payment of goods or services provided by such persons on a stand-alone basis outside of any of formal stock plans. The terms of these grants would be individually negotiated.

                              SELLING SHAREHOLDERS

The following table sets forth the total number of common shares beneficially owned by each of the selling shareholders and the total number of common shares they may sell under this prospectus. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

The selling shareholders are under no obligation to sell all or any portion of the common shares offered for sale under this prospectus. Accordingly, no estimate can be given as to the amount or percentage of our common shares that will ultimately be held by the selling shareholders upon termination of sales pursuant to this prospectus.

The total number of common shares sold under this prospectus may be adjusted to reflect stock dividends, stock distributions, splits, combinations or recapitalizations.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. Unless otherwise stated below, to our knowledge no selling shareholder nor any of affiliate of such shareholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise stated below, to our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer within the meaning of Rule 405.

                                                       Common Shares
                                                    Owned or Acquirable
                                                     Before Sales (1)
                                 --------------------------------------------------------
                                              Underlying
                                                Common                                       Common Shares
                                                 Share                           Common           Held
                                               Purchase                          Shares     After Sales (4)
                                    Held       Warrants                          Offered    ---------------
Selling Shareholder               Outright    or Options      Total       %     For Sale     Number    %
------------------------------   ----------   ----------   ----------   ----   ----------    ------   ---
Hunter World Markets, Inc. (2)   10,600,000     400,000    11,000,000   14.0%  11,000,000        0    0.0%
Absolute Return Europe Fund       6,000,000           0     6,000,000    7.6%   6,000,000        0    0.0%
European Catalyst Fund            4,000,000           0     4,000,000    5.1%   4,000,000        0    0.0%
Richardson & Patel LLP (4)          500,000           0       500,000    0.6%     500,000        0    0.0%
                                 ----------   ---------    ----------   ----   ----------      ---    ---
  Total                          21,100,000     400,000    21,500,000   27.3%  21,500,000        0    0.0%
                                 ----------   ---------    ----------   ----   ----------      ---    ---

(1) Pursuant to Rules 13d-3 and 13d-5 of the Securities Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares that the shareholder has the right to acquire within 60 days. There were 78,745,000 common shares outstanding as of the applicable date.

(2) Includes up to 400,000 shares of common stock issuable upon the exercise of a common stock purchase warrant at $0.02 per share. The warrant is exercisable until September 29, 2009. Hunter World Markets, Inc. is a licensed broker-dealer.

(3) Messrs. Erick Richardson and Nimish Patel are the controlling persons of Richardson & Patel LLP, which is the Company's former securities counsel.

(4) Calculated assuming the sale of all of the common shares registered in this prospectus.

                              PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling shareholders. The common stock may be sold or distributed from time to time by the selling shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

      o    ordinary brokers' transactions;

      o    transactions involving cross or block trades;

      o through brokers, dealers, or underwriters who may act solely as agents;

      o    "at the market" into an existing market for the common stock;

      o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

      o    in privately negotiated transactions; or

      o    any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Neither we, nor the selling shareholders can presently estimate the amount of compensation that any agent will receive. Hunter World Markets, Inc. ("Hunter"), a selling shareholder, is licensed as a broker-dealer. Hunter received securities being registered in this prospectus in connection with acting as placement agent for the company, in the ordinary course of its business. At the time of the acquisition of the common shares and the common stock purchase warrant, Hunter had no agreements or understandings, directly or indirectly, with any person to distribute the securities being registered in this prospectus. We know of no existing arrangements between Hunter or the other selling shareholders, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholders and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling shareholders and related persons against specified liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised the selling shareholders that while any of them is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling shareholders.

                                 TRANSFER AGENT

The transfer agent and registrar for our common stock is Interwest Transfer Company, 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117; telephone (801) 272-9294.

                                  LEGAL MATTERS

The validity of the prospective issuance of the common shares to be sold by the selling shareholders under this prospectus was passed upon for our company by Troy & Gould PC.

                                     EXPERTS

Our consolidated financial statements for the years ended December 31, 2005 and 2004, in this prospectus have been audited by AJ. Robbins, P.C., independent registered public accounting firm, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

                           REPORTS TO SECURITY HOLDERS

We file annual and quarterly reports with the U.S. Securities and Exchange Commission (SEC). In addition, we file additional reports for matters such as material developments or changes. Our executive officers, directors and beneficial owners of 10% or more of our common shares also file reports relative to the acquisition or disposition of our common shares or acquisition, disposition or exercise of our common shares purchase options or warrants. These filings are a matter of public record and any person may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. We are not required to deliver an annual report with this prospectus, nor will we do so. However, you may obtain a copy of our annual report, or any of our other public filings, by contacting the Company or from the SEC as mentioned above.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act and must file reports, proxy statements and other information with the SEC. The reports, information statements and other information we file with the Commission can be inspected and copied at the Commission Public Reference Room, 450 Fifth Street, N.W. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, like us, which file electronically with the Commission. Our headquarters are located at 19734 Dearborn Street, Chatsworth, California, 91311. Our phone number at that address is (818) 885-0300. Our Web site is maintained at HTTP://WWW.LOGISTICAL-SUPPORT.COM. The information on our Web site is not a part of this prospectus.

This prospectus constitutes a part of a registration statement on Form SB-2 filed by us with the Commission under the Securities Act of 1933. As permitted by the rules and regulations of the Commission, this prospectus omits certain information that is contained in the registration statement. We refer you to the registration statement and related exhibits for further information with respect to us and the securities offered. Statements contained in the prospectus concerning the content of any documents filed as an exhibit to the registration statement (or otherwise filed with the Commission) are not necessarily complete. In each instance you may refer to the copy of the filed document. Each statement is qualified in its entirety by such reference.

No person is authorized to give you any information or make any representation other than those contained or incorporated by reference in this prospectus. Any such information or representation must not be relied upon as having been authorized. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus.

                              FINANCIAL STATEMENTS

                    Logistical Support, Inc. and Subsidiaries
                        Consolidated Financial Statements
                     Years Ended December 31, 2005 and 2004

                                    Contents

                                                                            Page
                                                                            ----
Report of Independent Registered Public Accounting Firm                      38
Consolidated Financial Statements:
  Consolidated Balance Sheet as of December 31, 2005                         39
  Consolidated Statements of Operations for the years ended
    December 31, 2005 and 2004                                               40
  Consolidated Statements of Stockholders' Equity for the years ended
    December 31, 2005 and 2004                                               41
  Consolidated Statements of Cash Flows for the years ended
    December 31, 2005 and 2004                                               42
Notes to Consolidated Financial Statements                                   43

                                AJ. ROBBINS, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              216 SIXTEENTH STREET
                                    SUITE 600
                                DENVER, CO 80202

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Logistical Support, Inc and Subsidiaries Chatsworth, California

We have audited the accompanying consolidated balance sheet of Logistical Support, Inc and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Logistical Support, Inc. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for each of the years in the two year period then ended, in conformity with accounting principles generally accepted in the United States of America.


                                        /s/ AJ Robbins PC
                                        ----------------------------------------
                                        Certified Public Accountants

                                        Denver, Colorado
                                        February 24, 2006
                                        Except for Note 13 as which the date is
                                        April 11, 2006,

                    Logistical Support, Inc. and Subsidiaries

                           Consolidated Balance Sheet

                                                             December 31, 2005
                                                             -----------------
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                     $   387,216
  Other receivable                                                   10,523
  Accounts receivable, net of allowance for doubtful
    accounts of $15,587                                             515,740
  Inventory                                                         102,891
  Contract costs and estimated earnings in excess of
    billings                                                      2,036,584
  Other current assets                                               65,044
                                                                -----------
TOTAL CURRENT ASSETS                                              3,117,998
PROPERTY AND EQUIPMENT, net                                         468,882
                                                                -----------
TOTAL ASSETS                                                    $ 3,586,880
                                                                ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                              $   729,008
  Accrued Triumph settlement obligation                             950,000
  Accrued expenses                                                  192,021
  Billings in excess of contract costs and estimated costs           56,958
  Notes payable, current portion                                     18,588
  Capital lease obligations, current portion                         39,528
                                                                -----------
TOTAL CURRENT LIABILITIES                                         1,986,103
NOTES PAYABLE, net of current portion                                15,996
CAPITAL LEASE OBLIGATIONS, net of current portion                    84,473
GUARANTEED OBLIGATION OF RELATED PARTY                              318,461
OTHER LONG-TERM LIABILITIES                                         151,670
                                                                -----------
TOTAL LIABILITIES                                                 2,556,703
                                                                -----------
COMMITMENT AND CONTINGENCIES                                             --
STOCKHOLDERS' EQUITY
  Preferred stock, $0.001 par value; 5,000,000 shares
    authorized; 0 shares issued and outstanding                          --
  Common stock, $0.001 par value; 100,000,000 shares
    authorized; 71,545,000 shares issued and outstanding             71,545
  Additional paid-in capital                                      3,108,978
  Due from officers/affiliates, net                                (228,275)
  Prepaid consulting                                                 (5,786)
  Accumulated deficit                                            (1,916,285)
                                                                -----------
TOTAL STOCKHOLDERS' EQUITY                                        1,030,177
                                                                -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 3,586,880
                                                                ===========

The accompanying notes are an integral part of these consolidated financial statements.

                    Logistical Support, Inc. and Subsidiaries

                      Consolidated Statements of Operations

                                                              Years Ended
                                                 -------------------------------------
                                                 December 31, 2005   December 31, 2004
                                                 -----------------   -----------------
SALES
  Contract sales                                    $ 5,130,759         $ 5,483,560
  Product sales                                         187,354             185,554
                                                    -----------         -----------
  TOTAL SALES                                         5,318,113           5,669,114
                                                    -----------         -----------
COST OF SALES
  Contract sales                                      4,375,238           4,350,528
  Product sales                                         103,115             111,292
                                                    -----------         -----------
  TOTAL COST OF SALES                                 4,478,353           4,461,820
                                                    -----------         -----------
GROSS PROFIT                                            839,760           1,207,294
                                                    -----------         -----------
OPERATING EXPENSES
  General and administrative expenses                 1,646,845           1,375,471
  Sales and marketing                                   198,401             320,557
                                                    -----------         -----------
TOTAL OPERATING EXPENSES                              1,845,246           1,696,028
                                                    -----------         -----------
LOSS FROM OPERATIONS                                 (1,005,486)           (488,734)
                                                    -----------         -----------
OTHER INCOME (EXPENSE)
  Other income                                           38,157             218,958
  Gain on extinguishment of debt                         50,132                  --
  Interest expense                                      (10,858)            (32,468)
  Gain (loss) on Triumph settlement                    (257,892)            483,775
  Provision for related party receivables, net         (587,254)                 --
  Other expense                                         (99,144)           (216,069)
                                                    -----------         -----------
TOTAL OTHER INCOME (EXPENSE)                           (866,859)            454,196
                                                    -----------         -----------
LOSS BEFORE PROVISION FOR INCOME TAXES               (1,872,345)            (34,538)
PROVISION (BENEFIT) FOR INCOME TAXES                    (37,668)             37,668
                                                    -----------         -----------
NET LOSS                                            $(1,834,677)        $   (72,206)
                                                    ===========         ===========
LOSS PER SHARE:
  BASIC AND DILUTED                                 $     (0.03)        $         *
                                                    ===========         ===========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  BASIC AND DILUTED                                  72,030,479          65,977,350
                                                    ===========         ===========

* - Less than $0.01

The accompanying notes are an integral part of these consolidated financial statements.

                    Logistical Support, Inc. and Subsidiaries

                 Consolidated Statements of Stockholders' Equity

                                                                                                 Retained
                                    Common Stock        Additional    Due From                   Earnings/        Total
                               ---------------------     Paid-in      Officers/     Prepaid    (Accumulated   Stockholders'
                                 Shares      Amount      Capital     Affiliates   Consulting      Deficit)        Equity
                               ----------   --------   -----------   ----------   ----------   -----------    -------------
Balance, December 31, 2003     63,200,000     63,200       191,270     (282,276)          --      1,061,785      1,033,979
Shares issued in transaction
  with Bikini Team
  International, Inc.             745,000        745          (745)          --           --             --             --
Undistributed earnings of
  LLCs                                 --         --     1,071,187           --           --     (1,071,187)            --
Advances to officers/
  affiliates                           --         --            --     (322,421)          --             --       (322,421)
Issuance of common stock for
  cash, net of offering cost
  paid in cash of $435,000     10,000,000     10,000     1,555,000           --           --             --      1,565,000
Payment of offering costs
  with common stock             3,500,000      3,500        (3,500)          --           --             --             --
Cancelation of shares issued
  to GCH and payment for
  shares retained by GCH       (5,200,000)    (5,200)      455,200           --           --             --        450,000
Amortization of fair value
  of warrants issued to
  consultant                           --         --         3,295           --           --             --          3,295
Net loss                               --         --            --           --           --        (72,206)       (72,206)
                               ----------    -------    ----------    ---------     --------    -----------    -----------
Balance, December 31, 2004     72,245,000     72,245     3,271,707     (604,697)          --        (81,608)     2,657,647
Officer receivables charged
  to salaries                          --         --            --      183,084           --             --        183,084
Provision for advances to
  officers/affiliates                  --         --            --      268,793           --             --        268,793
Advances to officers/
  affiliates                           --         --            --      (75,455)          --             --        (75,455)
Repurchase of common stock
    from related party           (700,000)      (700)     (174,300)          --           --             --       (175,000)
Fair value of warrants to
  consultant                           --         --        11,571           --      (11,571)            --             --
Amortization of prepaid
  consulting                           --         --            --           --        5,785             --          5,785
Net loss                               --         --            --           --           --     (1,834,677)    (1,834,677)
                               ----------    -------    ----------    ---------     --------    -----------    -----------
Balance, December 31, 2005     71,545,000    $71,545    $3,108,978    $(228,275)    $ (5,786)   $(1,916,285)   $ 1,030,177
                               ==========    =======    ==========    =========     ========    ===========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

                    Logistical Support, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                                  Years Ended
                                                                     -------------------------------------
                                                                     December 31, 2005   December 31, 2004
                                                                     -----------------   -----------------
CASH FLOW FROM (TO) OPERATING ACTIVITIES:
  Net income (loss)                                                     $(1,834,677)        $   (72,206)
  Adjustment to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation expense                                                  128,805              46,565
      Provision for related party receivables, net                          268,793                  --
      Loss on assumption of guaranteed debt of related party                318,461                  --
      Officer receivable charged to salaries                                183,084
      (Gain) loss on Triumph settlement                                     257,892            (483,775)
      (Gain) on extinguishment of debt                                      (50,132)                 --
      Other long-term liabilities                                            75,000                  --
      Amortization of fair value of warrants issued to consultants            5,785               3,295
  Changes in operating assets and liabilities:
    Other receivables                                                         7,477              12,000
    Accounts receivable                                                     133,034            (337,036)
    Due from officers/affiliates                                            (75,455)           (322,421)
    Inventory                                                               (15,224)            (65,081)
    Contract costs                                                          285,323            (171,468)
    Other current assets                                                    (55,819)             33,700
    Accounts payable                                                        249,663             (47,008)
    Accrued expenses                                                       (149,665)            189,606
    Deferred taxes                                                          (37,668)             37,668
                                                                        -----------         -----------
Net cash (used in) operating activities                                    (305,323)         (1,176,161)
                                                                        -----------         -----------
CASH FLOW (TO) INVESTING ACTIVITIES:
  Purchase of property and equipment                                       (103,926)           (395,538)
                                                                        -----------         -----------
Net cash (used in) investing activities                                    (103,926)           (395,538)
                                                                        -----------         -----------
CASH FLOW FROM (TO) FINANCING ACTIVITIES:
  Proceeds (Repayments) of factoring receivables, net                      (157,154)            157,154
  Proceeds from the sale of common stock, net                                    --           2,450,000
  Repurchase of common stock from a related party                          (175,000)                 --
  Payment of offering costs                                                      --            (435,000)
  Payments on capital lease obligations                                     (24,910)            (18,810)
  Payments on notes payable                                                 (49,239)            (69,006)
                                                                        -----------         -----------
Net cash provided by (used in) financing activities                        (406,303)          2,084,338
                                                                        -----------         -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       (815,552)            512,639
CASH AND CASH EQUIVALENTS, Beginning of year                              1,202,768             690,129
                                                                        -----------         -----------
CASH AND CASH EQUIVALENTS, End of year                                  $   387,216         $ 1,202,768
                                                                        ===========         ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
  Interest paid                                                         $    10,858         $    32,468
                                                                        ===========         ===========
  Income taxes paid                                                     $    14,162         $    18,292
                                                                        ===========         ===========
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of notes payable for accounts payable                        $        --         $   135,036
                                                                        ===========         ===========
  Capital lease obligations                                             $    77,600         $        --
                                                                        ===========         ===========

The accompanying notes are an integral part of these consolidated financial statements.

                    Logistical Support, Inc. and Subsidiaries

Notes to Consolidated Financial Statements For the Years Ended December 31, 2005
                                    and 2004

Note 1 - Organization and Significant Accounting Policies

Organization and Line of Business

Logistical Support, LLC ("Logistical") is a California limited liability company formed on January 29, 1997. Hill Aerospace & Defense, LLC ("Hill") is a California limited liability company formed on November 19, 1997. Logistical and Hill are two entities under common control. On May 27, 2004, Logistical and Hill entered into a Share Exchange Agreement with Bikini Team International, Inc. ("Bikini"), a publicly traded company, which set forth the terms and conditions of the exchange of all the membership interests of Logistical and Hill for an aggregate of 63,200,000 shares of Bikini common stock and warrants to purchase 20,997,574 shares of Bikini common stock. 5,200,000 of these shares of common stock and warrants to purchase 11,363,637 shares of common stock were subsequently returned and canceled (See Note 8). The warrants have an exercise price of $0.20 and expire on February 28, 2009. Pursuant to the Exchange Agreement, Bikini, Logistical and Hill agreed to elect Mr. Harry Lebovitz (Mr. Lebovitz has subsequently resigned - See Note 8) and Mr. Bruce Littell to the board of directors of Bikini upon the closing of the transaction. After the closing the members of Logistical and Hill owned approximately 98.8% (before exercise of the warrants) of the outstanding shares of Bikini common stock. Effective June 2, 2004, Bikini changed its name to Logistical Support, Inc. (the "Company"). Since the members of Logistical and Hill obtained control of Bikini, according to FASB Statement No. 141 - "Business Combinations," this acquisition has been treated as a recapitalization for accounting purposes, in a manner similar to reverse acquisition accounting. In accounting for this transaction:

o Logistical and Hill are deemed to be the purchaser and surviving company for accounting purposes. Accordingly, their net assets are included in the balance sheet at their historical book values and the results of operations of Logistical and Hill have been presented for the comparative prior period;

o Control of the net assets and business of Bikini was acquired effective May 27, 2004. This transaction has been accounted for as a purchase of the assets and liabilities of Bikini by Logistical and Hill. The historical cost of the net assets acquired was $0.

The accompanying financial statements are presented on a consolidated basis as if this transaction had occurred on December 31, 2003. The historical financial statements are those of Logistical and Hill.

The Company has two manufacturing facilities located in Chatsworth, California. It manufactures, overhauls, repairs and sells military spare parts under government contracts. The Company's primary customer is the United States Government. As of March 31, 2006, Hill merged into Logistical.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with and in accordance with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company incurred a net loss of $1,834,677 for the year ended December 31, 2005; however, this net loss is a result of a few non-recurring events that resulted in significant charges to earnings during the year ended December 31, 2005 which are listed below:

o In March 2006, the Company settled a legal matter with Triumph Components-Arizona, Inc., a supplier to the Company. During 2005, the Company took charges to earnings totaling approximately $614,000 related to the settlement amount, legal fees paid related to this matter and additional costs associated with Triumph contracts.

o The Company entered into a consignment agreement with Hill Industries, Inc., a wholly owned entity of Harry Lebovitz on November 30, 2004. It lost approximately $41,000 from these activities. The Company terminated the consignment agreement on March 14, 2006. The Company also established a reserve against receivables from entities owned or controlled by Mr. Lebovitz and recorded a liability related to a loan that the Company guaranteed for an entity owned by Mr. Lebovitz. The above resulted in a change to earnings in 2005 of approximately $828,000.

o The Company paid its current Chairman a bonus of approximately $183,000 by canceling a receivable from this executive.

Going into 2006, the Company has a backlog of approximately $12 million of which it expects to deliver $6-$8 million during the year. The Company has changed its focus to concentrating more on bidding on overhaul and repair solicitations, which is the area that the Company has the most expertise and these orders are generally more profitable. The Company expects that its 2006 gross margin will increase as approximately 57% of the backlog relates to overhaul and repair orders where the margins are approximately 32% versus the gross margin on fabrication orders of approximately 8%. The Company plans to reduce overhead by moving the operations back into one facility and has already canceled the consignment agreement with Hill Industries, Inc. that was not profitable as described above. The Company's management anticipates cash flow in 2006 will improve as the Company will deliver several long-term jobs in 2006 resulting in the collection of cash for job related expense that have already been incurred and paid for by the Company.

Although the Company incurred a substantial net loss during the year ended December 31, 2005, management believes that it has taken the necessary steps to improve cash flow and to return the Company to profitability so that the Company will continue as a going concern.

Consolidated Financial Statements

The accompanying consolidated financial statements include the accounts of the Company, Logistical and Hill. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. As of December 31, 2005, the Company used estimates in determining the realization of its accounts receivable and inventory, valuation of contract costs in excess of billings and recognition of revenue based on a percentage of completion. Actual results could differ from these estimates.

Risks and Uncertainties

The Company is engaged in supplying and repairing aerospace products to the United States military, and is subject to certain business risks specific to that industry. Sales to the government may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad, and other factors.

The highly competitive market for business and supplying aerospace products is also subject to certain business risks. These risks include timely development and certification of new product offerings, the current state of the general aviation and commuter aircraft markets, and government regulations affecting commuter aircraft.

Fair Value of Financial Instruments

For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, inventory, contract costs, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for notes payable also approximate fair value because current interest rates and terms offered to the Company for similar debt are substantially the same.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, and all certificates of deposit.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company has not experienced a loss in such accounts. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required. The Company's principal customer is the United States government which accounted for 96.5% and 96.4%of the Company's sales for the years ended December 31, 2005 and 2004, respectively. Management does not believe significant credit risk existed at December 31, 2005.

Inventory

Inventory consisting principally of parts are stated at the lower of cost or market utilizing the first-in, first-out method.

Contract Costs/Contract Billings

Contract costs are stated at cost plus estimated profits, but not in excess of realizable value, less amounts billed on the contract. The estimated profits on a contract are based on the Company's historical experience fulfilling similar contracts, expected cost of materials and labor, and an allocation of the Company's estimated overhead. The actual results could differ significantly from the Company's estimates that these differences could be material to the Company's financial statements. The Company accounts for the change in estimate in the period of change so that the balance sheet at the end of the period of change and the accounting for revenue recognition in subsequent periods are as they would have been if the revised estimate had been the original estimate.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of 5-7 years. Test stands are stated at cost and are depreciated using the units of productions method over the estimated number of parts to be produced under the relevant contract.

Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains and losses on disposals are included in the results of operations.

Revenue Recognition

Sales under long-term government contracts are recorded under the percentage of completion method. Contract sales and contract cost of sales are recorded as contract work is performed based on the percentage that incurred costs bear to estimated total costs utilizing the Company's estimates of costs and contract value. Cost estimates include direct and indirect costs such as labor, materials and factory overhead. Contract change orders and claims are included when they can be reasonably estimated and realization is probable. Since many contracts extend over a long period of time, revisions in cost and contract value estimates during the progress of work have the effect of adjusting earnings applicable to performance in prior periods in the current period. When the current contract estimate indicates a loss, provision is made for the total anticipated loss in the current period.

On a contract by contract basis, the Company presents those contracts where the contract cost plus estimated profit exceeds current billings as a current asset in the accompanying consolidated balance sheet and presents those contracts where the current billings exceed the contract costs plus estimated profits as a current liability in the accompanying consolidated balance sheet.

Revenue from product sales are recognized at the time the products are shipped.

Shipping and handling charges that are billed to customers are included in gross sales, with the related costs included in cost of sales.

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company has no impairment issues to disclose.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings (Loss) Per Share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted income (loss) per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were 17,653,937 and 17,633,937 common equivalent shares outstanding at December 31, 2005 and 2004, respectively. The Company has a net loss for the years ended December 31, 2005 and 2004. Accordingly, the diluted per share amounts do not reflect the impact of warrants and options because the effect of each is antidilutive.

Comprehensive Loss

SFAS No. 130, "Reporting Comprehensive Loss," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the years ended December 31, 2005 and 2004, the Company does not have items that represented other comprehensive income and, accordingly, has not included in the statement of stockholders equity the change in comprehensive loss.

Reclassification

Certain amounts in the prior period financial statements have been reclassified for comparative purposes to conform to the presentation in the current period financial statements.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods' financial statements of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between "retrospective application" of an accounting principle and the "restatement" of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. SFAS No. 154 is not expected to have a material effect on the consolidated financial position or results of operations of the Company.

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. SFAS No. 155 is not expected to have a material effect on the consolidated financial position or results of operations of the Company.

In December 2004, the FASB issued SFAS No. 123 (Revised), entitled Share-Based Payment. This revised Statement eliminates the alternative to use APB Opinion No. 25's intrinsic value method of accounting that was provided in SFAS No. 123 as originally issued. Under Opinion 25, issuing stock options to employees generally resulted in recognition of no compensation cost. This Statement requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. For public companies that file as a small business issuer, this Statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of SFAS 123 (Revised) will not impact the consolidated financial statements as the Company has not granted any equity instruments to employees.

In June 2005, the EITF reached consensus on Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements ("EITF 05-6.") EITF 05-6 provides guidance on determining the amortization period for leasehold improvements acquired in a business combination or acquired subsequent to lease inception. The guidance in EITF 05-6 will be applied prospectively and is effective for periods beginning after June 29, 2005. EITF 05-6 is not expected to have a material effect on its consolidated financial position or results of operations.

Note 2 - Other Receivable

Other receivable at December 31, 2005 consists of a $10,523 receivable from Coast Metal Craft Inc. as a result of a settlement and mutual release agreement entered into. The receivable balance is due in monthly payments of $1,000 and with any remaining balance due on July 15, 2006.

Note 3 - Due From Officers/Affiliates

Due from officers at December 31, 2005 and 2004 of $228,275 and $405,093 is principally advances made to certain of the Company's executives. These advances are non-interest bearing and are payable upon the demand of the Company.

Due from affiliates at December 31, 2005 and 2004 of $587,254 and $199,604 is principally advances made to certain companies that are owned or partially owned by individuals who had a membership interest in the Company. These advances are non-interest bearing and are payable upon the demand of the Company.

As of December 31, 2005, the Company established an allowance for net receivables from Harry Lebovitz and entities controlled by Harry Lebovitz for the full amount of $587,254. The net related party receivables and allowance is summarized below:

Net receivables from related parties    $ 815,529
Less: allowance for doubtful accounts    (587,254)
                                        ---------
                                        $ 228,275
                                        =========

Note 4 - Contract Costs

Contract costs at December 31, 2005 consisted of the following:

Contract cost incurred, including estimated profit   $ 13,477,889
Less: amounts billed                                  (11,498,263)
                                                     ------------
                                                     $  1,979,626
                                                     ============

Contract costs are grouped by those contracts where contract costs exceed billings and where billings exceed contract costs as follows:

Contract costs in excess of billings   $2,036,584
Billings in excess of contract costs      (56,958)
                                       ----------
                                       $1,979,626
                                       ==========

The United States government has title to the assets related to unbilled amounts on contracts that provide for progress payments, up to the total amount of progress payment outstanding. As of December 31, 2005, total amount of progress payment outstanding was $316,375. Unbilled amounts are primarily recorded on the percentage of completion method and are recoverable from the customer upon shipment of the product, presentation of billings, or completion of the contract.

During the years ended December 31, 2005 and 2004, there were no significant differences in the Company's estimated profits on contracts as reported in prior year financial statements and the actual results, except for several contracts previously related to Triumph litigation and certain other contracts. The loss recognized in 2005 related to these Triumph contracts was approximately $264,000. Losses from other contracts totaled approximately $159,000.

Note 5 - Property and Equipment

The cost of property and equipment at December 31, 2005 consisted of the following:

Machinery and equipment                          $ 254,470
Test Equipment                                     322,850
Automobiles                                         52,983
Office equipment                                    79,754
                                                 ---------
                                                   710,057
Less accumulated depreciation and amortization    (241,175)
                                                 ---------
                                                 $ 468,882
                                                 =========

Depreciation expense for the years ended December 31, 2005 and 2004 was $128,805 and $46,565, respectively.

Note 6 - Notes Payable

The Company has various notes payable resulting from the conversion of accounts payable and the purchase of property and equipment with interest rates ranging from 7% to 18%, maturing from 2006 to 2010.

Principal payments on these notes payable are as follows:

Year ending December 31,
  2006                     $18,588
  2007                       5,803
  2008                       4,668
  2009                       5,081
  2010                         444
                           -------
                           $34,584
                           =======

Note 7 - Guaranteed Obligation of Related Party

The Company is one of six guarantors, who are affiliates, that has guaranteed the debt of an affiliated company. The debt of the affiliated company arose from a note payable issued to a financial institution in 1999. At December 31, 2005 and 2004, the debt of the affiliate company amounted to $318,461 and $310,767, respectively. In the event that the affiliate was unable to repay the note payable to the financial institution, the maximum exposure to the Company would be the outstanding amount of debt. If the Company had to fulfill its obligation under this guarantee, it would attempt to recover its loss from the five other guarantors and from the affiliated company. In addition, the holder of the loan has a security interest in all of Hill's assets. As of December 31, 2005, the Company determined that the likelihood of the affiliated company being able to repay the debt was remote and therefore has recorded the outstanding obligation of $318,461 as guaranteed obligation of related party (Hill Industries, Inc.) in the accompanying consolidated balance sheet.

This loan was made to Hill Industries, Inc. in 1999 and is currently owed to National Loan Investors, LP. The loan bears interest at 10% per annum and requires monthly principal and interest payments of $3,121 with any unpaid principal and interest due on February 4, 2010.

Note 8 - Due to Factor

On October 23, 2003, the Company entered into a one year agreement with Commerce Funding Corporation for the financing of its receivables. The agreement was automatically renewed until October 23, 2006. The interest rate on this receivable financing agreement is prime plus 1% (7.25% at December 31, 2005) and the maximum amount to be advanced under this agreement is $1 million. Commerce has agreed to loan up to 85% of qualifying receivables. At December 31, 2005, the Company had $0 outstanding under this agreement.

Note 9 - Stockholders' Equity

Transaction with Bikini Team International, Inc.

On May 27, 2004, the Company entered into a Share Exchange Agreement with Bikini, a publicly traded company, which set forth the terms and conditions of the exchange of all the membership interests of Logistical and Hill for an aggregate of 63,200,000 shares of Bikini common stock (5,200,000 of which were subsequently canceled - See below) and warrants to purchase 20,997,574 (11,363,637 of which were subsequently canceled - See below) shares of Bikini common stock. The accompanying statement of stockholders' equity is on a consolidated basis as if this transaction had occurred on December 31, 2003 and the historical statement of stockholders' equity is that of the Company.

Agreements with GCH Capital Ltd.

On May 27, 2004, the Company entered into a series of agreements with GCH Capital Ltd. ("GCH") including an acquisition consulting agreement, a consulting agreement and a repurchase option agreement. In connection with these agreements, the Company issued a contingent promissory note payable to GCH in the amount of $300,000, issued to GCH 11,200,000 shares of the Company's common stock, issued 11,363,637 warrants to purchase shares of the Company's common stock and issued an additional 1,000,000 warrants to purchase shares of the Company's common stock. The warrant to purchase 1,000,000 shares of the Company's common stock was at an exercise price $0.20 per shares and was for consulting services to be performed over a two-year period. The fair value of these warrants of $19,771 was determined using the Black-Scholes model under the following assumptions: (1) expected life of 2 years; (2) volatility of 0%, (3) risk free interest of 3.5% and (4) dividend rate of 0%. As of December 31, 2004 the Company had recorded interest expense of $3,295 for amortization of the value of the warrants.

On October 15, 2004, the Company entered into a general release and settlement agreement with GCH and its investors (the "Shareholders") whereby the Company and the Shareholders agreed to cancel all warrants, warrant agreements, promissory notes, consulting agreements and/or any other contractual relationships between the Company and the Shareholders. Of the 11,200,000 shares of common stock owned by the Shareholders, the Company and the Shareholders agreed to cancel 5,200,000 of the shares and the Shareholders agreed to pay the Company $450,000 for the remaining 6,000,000 shares, which was paid in November 2004.

Private Placement of Common Stock

On September 29, 2004, the Company executed a Securities Purchase Agreement in which it agreed to sell 10,000,000 shares of its common stock to select institutional accredited investors at $0.20 per share for $2,000,000. On October 1, 2004, the Company closed such financing transaction. The net proceeds received by the Company were $1,565,000.

Hunter World Markets ("HWM"), acted as the Company's exclusive placement agent and financial advisor. In consideration for HWM's services, HWM received a fee of $290,000. In addition, HWM received 3,000,000 shares of common stock and received a five-year warrant to purchase 8,000,000 shares of the Company's common stock with an exercise price of $0.25 per share. Richardson & Patel LLP, the Company's legal counsel, also received a fee of $130,000 and 500,000 shares of Company's common stock for services in connection with this transaction. The shares issued to HWM and Richardson & Patel LLP were valued at $0.20 per share or $600,000 and $100,000 respectively, and the warrants issued to HWM were valued at $1,167,775 using the Black Scholes pricing model with the following assumption: (1) expected life of 5 years, (2) volatility of 100%, (3) risk free interest of 3.5% and (4) dividend rate of 0%. All of these shares and warrants are considered part of the fees and commissions paid to raise capital and have been recorded directly to stockholders' equity. The recording of the issuance of the above securities has no impact of Stockholders' equity as additional paid in capital would be both debited and credited for $1,867,775.

As required by the Securities Purchase Agreement, the Company filed a registration statement to register the Shares, which was declared effective February 4, 2005.

Repurchase of Common Stock

Effective June 1, 2005, the Company entered into a Separation Agreement by and between the Company, Hill, Logistical and Mr. Harry Lebovitz, Hill Industries, Inc. ("Hill Inc.") and Hill Industries, LLC ("Hill LLC"). Hill Inc. and Hill LLC are entities owned and controlled by Mr. Lebovitz. Pursuant to the terms of the Separation Agreement, Mr. Lebovitz resigned effective immediately from the Board of Directors of the Company and effective July 1, 2005 he no longer served in any management or service role at the Company or its subsidiaries, Hill and Logistical.

In addition, the Company agreed to purchase from Mr. Lebovitz, or Hill Inc. or Hill LLC (at the discretion of the Company) shares of common stock of the Company owned by such persons at a price per share of $0.25 (the "Purchase Price"), at the rate of $25,000 per month for a period of twelve months commencing on June 15, 2005. The aggregate purchases shall not exceed $300,000 over a twelve-month period, resulting in the Company acquiring up to 1,200,000 shares of common stock under the Agreement. Under certain conditions set forth in the Agreement, the Company may cease such purchases and would have no obligation to resume them. As of December 31, 2005, the Company has purchased 700,000 shares of common stock for $175,000. These 700,000 shares were retired upon repurchase.

Warrants

On September 29, 2005, the Company entered into an agreement with Hawk Associates, Inc. to provide investor relations, financial media relations and other appropriate consulting and advisory services. In connection with this agreement the Company issued to Hawk Associates, 20,000 warrants to purchase shares of the Company's common stock at $1.30 per share. These warrants were valued using the Black-Scholes option pricing model using the following assumptions: term of 5 years, a risk-free interest rate of 4.0%, a dividend yield of 0% and volatility of 45%. The value of these warrants of $11,571 is being amortized into expense over the term of the agreement.

The following table summarizes the warrants outstanding:

                                               Weighted
                                                Average
                                               Exercise
                                   Warrants      Price
                                 -----------   --------
Balance, December 31, 2003                --     $  --
  Granted                         29,997,574     $0.21
  Canceled                       (12,363,637)    $0.20
                                 -----------
Balance, December 31, 2004        17,633,937     $0.22
  Granted                             20,000     $1.30
                                 -----------
Balance, December 31, 2005        17,653,937     $0.22
                                 ===========
Exercisable, December 31, 2005    17,653,937     $0.22
                                 ===========

The weighted average remaining contractual life of warrants outstanding is 3.43 years at December 31, 2005. The exercise price for the warrants outstanding at December 31, 2005 were as follows:

 Number of   Exercise
 Warrants      Price
----------   ---------
 9,633,937     $0.20
 8,000,000     $0.25
    20,000     $1.30
----------
17,653,937
==========

Note 10 - Income Taxes

No provision for income taxes has been made for federal or state income taxes, prior to the transaction with Bikini on May 27, 2004, as the Company was taxed as a partnership and the taxes were the personal responsibility of the members. As a result of the transaction with Bikini, the Company converted from a flow through entity for income tax purposes to a C corporation.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 2005 are as follows:

Deferred tax assets:
  Legal Settlement                     $ 103,157
  Allowance for doubtful accounts        241,137
  Net operating loss carryforward        645,194
                                       ---------
Total deferred tax assets                989,488
  Less valuation allowance              (778,840)
                                       ---------
                                         210,648

Deferred tax liabilities:
  Depreciation and amortization, net     (50,265)
  Contract revenue                      (160,383)
                                       ---------
Net deferred tax liability             $      --
                                       =========

The Components of deferred income tax expense (benefit) are as follows:

                       December 31,   December 31,
                           2005           2004
                       ------------   ------------
Accrued compensation           --       $ (4,615)
Net operating loss
  carryforward/back       (37,668)       (17,192)
Contract revenue               --         59,475
                         --------       --------
Income tax expense       $(37,668)      $ 37,668
                         ========       ========

Following is a reconciliation of the amount of income tax expense (benefit) that would result from applying the statutory federal income tax rates to pre-tax income and the reported amount of income tax expense (benefit):

                           December 31,   December 31,
                               2005           2004
                           ------------   ------------
Tax expense at federal
  statutory rates            $(633,780)     $ (3,496)
Meals and entertainment          2,192         2,297
Contract revenue               (85,771)      (19,948)
Accrued legal settlement        87,683            --
Allowance for doubtful
  receivables                  204,966            --
Other                          (10,390)        3,956
Net operating loss
  carryforward                 435,100        17,191
                             ---------      --------
                             $      --      $     --
                             =========      ========

At December 31, 2005, the Company had federal and state net operating loss ("NOL") carryforwards of approximately $1,500,000 and $1,500,000, respectively. Federal NOLs could, if unused, expire in varying amounts in the years through 2025. State NOLs, if unused, could expire in varying amounts through 2019.

Note 11 - Related Party Transactions

The Company purchased component parts from an affiliated company in the amount of $0 and $94,815, during the years ended December 31, 2005 and 2004, respectively.

On November 30, 2004, the Company entered into a consignment agreement with Hill Industries, Inc., a related party, whereby Hill Industries will deliver products to the Company to be sold on a consignment basis. The Company had consignment sales under this agreement during the years ended December 31, 2005 and 2004 of $26,629 and $0, respectively. This agreement was terminated in March 2006.

Note 12 - Commitments and Contingencies

Litigation

In December 2003 the Company filed an Arbitration proceeding against one of its major suppliers, Triumph Components-Arizona, Inc., claiming that the supplier defaulted on its performance on purchase orders. Responding to this proceeding the supplier issued a stop work order and refused to return materials supplied to it by the Company.

On May 19, 2004, the companies entered into a Settlement Agreement, the substantive terms of which are as follows:

o Triumph will return all materials for jobs which it will not be responsible to complete. Any jobs that it has agreed to complete will be done in a timely manner.

o Triumph will reduce the amount owed to it of approximately $1,463,000 from the Company to $750,000.

Under the terms of the Settlement Agreement, the Company recognized a gain in the second quarter of 2004, the period in which the settlement was reached. The Company reflected the benefit of the settlement which reduced current liabilities by $483,775 after giving effect to attorney fees which were partially contingent of approximately $49,000 and the additional cost of approximately $180,000 incurred by the Company to complete these contracts. The costs associated with the takeover of the aforementioned supplier responsibilities by the Company of approximately $180,000, have been provided for and were netted against the gain to be recognized on the settlement.

Under the terms of the Settlement Agreement, Triumph agreed to return certain material and deliver certain goods to the Company. However, the Company maintains that not all the materials were returned and certain parts delivered by Triumph were rejected for quality reasons. The Company also maintains that Triumph breached other terms and conditions of the Settlement Agreement, as well.

On November 23, 2004, the Company filed a Demand for Arbitration with the American Arbitration Association concerning the Settlement Agreement with Triumph (the "Arbitration"). On March 2, 2006, the Company entered into a letter of understanding with Triumph whereby the Company has agreed to pay Triumph a total of $950,000 as follows: $40,000 upon execution of a settlement agreement; $40,000 monthly payments for 22 consecutive months and one final payment of $30,000. The letter of understanding provides for the total amount paid to be reduced if the Company elects to pay early. If the Company is able to raise additional capital over the next 24 months it will be required to pay to Triumph 50% of the first $500,000 raised and 100% of any proceeds greater than $500,000 to settle any remaining amount of the $950,000 obligation. The $950,000 is reported as Accrued Triumph settlement obligation in the accompany consolidated balance sheet and consists of $ 692,108 reported at December 31, 2004 as part of accounts payable plus an additional loss of $257, 892 recognized at December 31, 2005.

On March 14, 2005, Bell Helicopter Textron, Inc. ("Bell") filed a complaint against the Company's wholly owned subsidiaries, Logistical and Hill and Hill Inc. in the United States District Court for the Central District of California that was assigned case number CV05- 1835 (the "Complaint.") Hill Inc. is an entity wholly owned and independently operated by Mr. Harry Lebovitz, a former member of our Board of Directors and a significant shareholder of the Company. The Company, Logistical and Hill, and their respective officers and directors (other than Mr. Lebovitz) exercise no control over Hill Inc.

On May 13, 2005, each of Registrant's subsidiaries - Hill and Logistical - signed a Settlement Agreement and Conditional Release of Claims (the "Settlement Agreements") whereby the litigation with Bell was dismissed. Registrant shall pay no monetary damages under the Settlement Agreements.

In addition to the foregoing, the Company in the ordinary course of business is generally subject to claims, complaints, and legal actions. At December 31, 2005, management believes that the Company is not a party to any action, except as discussed above, that would have a material impact on its financial condition, operations, or cash flows.

Employment Agreements

On December 15, 2005, Logistical and Bruce Littell entered into an employment agreement pursuant to which Mr. Littell will act as Logistical' Chief Executive Officer. Unless terminated earlier in accordance with its terms, the Employment Agreement has a term of two years beginning on January 1, 2006 and ending on December 31, 2007, and the term will automatically extend for additional two-year terms unless notification is provided in accordance with the Employment Agreement. Logistical will pay Mr. Littell an annual base salary of $300,000 for the first year of the Employment Agreement, and thereafter Mr. Littell's salary will be determined in the sole discretion of the Board of Directors of the Subsidiary. In the event that Mr. Littell's employment is terminated by Logistical without cause, Mr. Littell is entitled to receive a lump-sum severance payment in an amount equal to two year's salary then in effect at the time of termination.

In addition, in December 2005, the Company entered into employment agreements with four executives that total annual compensation of $341,909. All four employment agreements are for the term of one year.

Other Long-Term Liabilities

Other long-term liabilities consist of a provision for parts and materials related to one contract completed in 2000 of $151,670.

Leases

The Company leases a 14,600 square foot office building in Chatsworth, California under an operating lease agreement that expires in May 2007. The lease provides for current monthly lease payments of $9,780 increasing over the term of the lease. On February 1, 2005, the Company entered into a non-cancelable operating lease agreement to lease additional warehouse space in Chatsworth, California. The lease expires on January 31, 2008 and provides for monthly lease payments of $9,928. The Company also leases office equipment and an automobile under non-cancelable operating leases. In addition, the Company leases office equipment under capital lease obligations.

Future minimum lease payments under non-cancelable capital and operating leases with initial or remaining terms of one year or more are as follows:

                                                     Capital   Operating
                                                     Leases      Leases
                                                    --------   ---------
Year ending December 31,
2006                                                $ 52,891    $249,262
2007                                                  52,891     182,285
2008                                                  46,536      10,563
                                                    --------    --------
Net Minimum Lease Payments                           152,318    $442,110
                                                    --------    ========
Less: Amounts Representing Interest and Sales Tax    (28,317)
                                                    --------
Present Value of Net Minimum Lease Payments          124,001
Less: Current Portion                                (39,528)
                                                    --------
Long-Term Portion                                   $ 84,473
                                                    ========

The Company incurred rent expense of $261,619 and $144,078 for the years ended December 31, 2005 and 2004, respectively. Depreciation expense for the assets under capital leases was $20,700 and $4,835 for the years ended December 31, 2005 and 2004, respectively. The cost and accumulated amortization of the assets under capital lease obligations are$152,600 and $25,535, respectively, at December 31, 2005.

Note 13 - Subsequent Events

Litigation

On March 14, 2006, the Company canceled a consignment agreement with Hill Inc. On April 11, 2006, Mr. Lebovitz filed a lawsuit against Mr. Bruce Littell, the Company, Logistical and Hill claiming among other things, that (1) Mr. Lebovitz was mentally unfit to sign a Separation Agreement; (2) the Company failed to remit amounts due under a consignment agreement with Hill Inc.; and (3) the Company failed to provide an accounting for amounts that Mr. Lebovitz loaned to Logistical. Mr. Lebovitz is seeking compensatory and punitive damages as well as attorney fees. The Company believes that such claims are without merit and plans to vigorously defend itself against such claims.

                            LOGISTICAL SUPPORT, INC.


                    Logistical Support, Inc. and Subsidiaries
                        Consolidated Financial Statements
                  Nine Months Ended September 30, 2006 and 2005


                                      Index


                                                                           Page
                                                                          Number
                                                                          ------
Consolidated Balance Sheet as of September 30, 2006 (unaudited)             60

Consolidated Statements of Operations for the three and
nine months ended September 30, 2006 and 2005 (unaudited)                   61

Consolidated Statement of Stockholders Equity for the
nine months ended September 30, 2006 (unaudited)                            62

Consolidated Statements of Cash Flows for the
nine months ended September 30, 2006 and 2005 (unaudited)                   63

Notes to Consolidated Financial Statements (unaudited)                      64

                     LOGISTICAL SUPPORT, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

                                                                                 September
                                                                                  30, 2006
                                                                                (unaudited)
                                                                                ------------
                                     ASSETS

CURRENT ASSETS

       Cash and cash equivalents                                                $    191,786
       Accounts receivable, net of allowance for doubtful accounts of $13,972        390,408
       Inventory                                                                      47,607
       Contract costs and estimated earnings in excess of billings                 2,717,252
       Other current assets                                                           56,589

                                                                                ------------
TOTAL CURRENT ASSETS                                                               3,403,642

PROPERTY AND EQUIPMENT, net                                                          463,180

                                                                                ------------
TOTAL ASSETS                                                                    $  3,866,822
                                                                                ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

       Accounts payable                                                         $    858,083
       Accrued Triumph settlement obligation, current portion                        530,000
       Accrued expenses                                                              245,561
       Billings in excess of contract costs and estimated earnings                    43,086
       Notes payable, current portion                                                  5,353
       Capital lease obligations, current portion                                     43,181
       Guaranteed obligation of related party                                        318,461

                                                                                ------------
TOTAL CURRENT LIABILITIES                                                          2,043,725

ACCRUED TRIUMPH SETTLEMENT OBLIGATION, net of current portion                        264,000
NOTES PAYABLE, net of current portion                                                 11,387
CAPITAL LEASE OBLIGATIONS, net of current portion                                     49,762
OTHER LONG-TERM LIABILITIES                                                          151,670

                                                                                ------------
TOTAL LIABILITIES                                                                  2,520,544
                                                                                ------------

COMMITMENT AND CONTINGENCIES                                                              --

STOCKHOLDERS' EQUITY
       Preferred stock, $0.001 par value; 5,000,000 shares
         authorized; 0 shares issued and outstanding                                      --
       Common stock, $0.001 par value; 100,000,000 shares
         authorized; 78,745,000 shares issued and outstanding                         78,745
       Additional paid-in capital                                                  3,153,778
       Due from officers/affiliates, net                                            (114,307)
       Accumulated deficit                                                        (1,771,938)

                                                                                ------------
TOTAL STOCKHOLDERS' EQUITY                                                         1,346,278
                                                                                ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $  3,866,822
                                                                                ============


  The accompanying notes are an integral part of these consolidated financial statements

                     LOGISTICAL SUPPORT, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       Three Months Ended              Nine Months Ended
                                                  ----------------------------    ----------------------------
                                                   September       September       September       September
                                                    30, 2006        30, 2005        30, 2006        30, 2005
                                                  ------------    ------------    ------------    ------------
                                                   (unaudited)     (unaudited)     (unaudited)     (unaudited)

SALES
     Contract sales                               $  1,539,238    $  1,645,006    $  4,761,014    $  3,912,045
     Product sales                                       8,112          90,840         112,548         150,466

                                                  ------------    ------------    ------------    ------------
     TOTAL SALES                                     1,547,350       1,735,846       4,873,562       4,062,511
                                                  ------------    ------------    ------------    ------------

COST OF SALES
     Contract sales                                  1,208,770       1,205,735       3,698,113       3,431,584
     Product sales                                       3,897          34,444          22,642          76,428

                                                  ------------    ------------    ------------    ------------
     TOTAL COST OF SALES                             1,212,667       1,240,179       3,720,755       3,508,012
                                                  ------------    ------------    ------------    ------------

GROSS PROFIT (LOSS)                                    334,683         495,667       1,152,807         554,499
                                                  ------------    ------------    ------------    ------------

OPERATING EXPENSES
     General and administrative expenses               229,311         228,364         764,165       1,038,979
     Sales and marketing                                46,586          49,983         158,819         151,967

                                                  ------------    ------------    ------------    ------------
TOTAL OPERATING EXPENSES                               275,897         278,347         922,984       1,190,946
                                                  ------------    ------------    ------------    ------------

INCOME (LOSS) FROM OPERATIONS                           58,786         217,320         229,823        (636,447)
                                                  ------------    ------------    ------------    ------------

OTHER INCOME (EXPENSE)
     Other income                                        1,106           4,083          23,065          36,616
     Interest expense                                  (12,190)         (2,839)        (39,315)         (8,037)
     Other expense                                      (9,320)        (20,340)        (43,426)        (68,975)
     Provision for related party receivables                --              --         (25,800)             --

                                                  ------------    ------------    ------------    ------------
TOTAL OTHER INCOME (EXPENSE)                           (20,404)        (19,096)        (85,476)        (40,396)
                                                  ------------    ------------    ------------    ------------

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES         38,382         198,224         144,347        (676,843)

PROVISION (BENEFIT) FOR INCOME TAXES                        --              --              --         (37,668)

NET INCOME (LOSS)                                 $     38,382    $    198,224    $    144,347    $   (639,175)
                                                  ============    ============    ============    ============

EARNINGS (LOSS) PER SHARE:
     BASIC                                        $       0.00    $       0.00    $       0.00    $      (0.01)
                                                  ============    ============    ============    ============
     DILUTED                                      $       0.00    $       0.00    $       0.00    $      (0.01)
                                                  ============    ============    ============    ============

WEIGHTED AVERAGE SHARES OUTSTANDING:
     BASIC                                          78,249,348      71,995,000      73,627,051      72,143,901
                                                  ============    ============    ============    ============
     DILUTED                                        79,392,577      86,825,517      75,865,445      72,143,901
                                                  ============    ============    ============    ============


  The accompanying notes are an integral part of these consolidated financial statements

                     LOGISTICAL SUPPORT, INC. AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                   (Unaudited)

                                                                                                         Retained
                                    Common Stock            Additional     Due From                      Earnings/       Total
                            ----------------------------     Paid-in       Officers/       Prepaid     (Accumulated   Stockholders'
                                Shares         Amount        Capital       Affiliates    Consulting       Deficit)       Equity
                            -------------  -------------  -------------  -------------  -------------  -------------  -------------

Balance, December 31, 2005     71,545,000         71,545      3,108,978       (228,275)        (5,786)    (1,916,285)     1,030,177

Provision for advances
  to officers/affiliates               --             --             --        113,968             --             --        113,968

Repurchase of common stock
  from related party             (400,000)          (400)       (99,600)            --             --             --       (100,000)

Exercise of warrants
  for cash                      7,600,000          7,600        144,400             --             --             --        152,000

Amortization of prepaid
  consulting                           --             --             --             --          5,786             --          5,786

Net income                             --             --             --             --             --        144,347        144,347

                            -------------  -------------  -------------  -------------  -------------  -------------  -------------
Balance, September 30, 2006    78,745,000  $      78,745  $   3,153,778  $    (114,307) $          --  $  (1,771,938) $   1,346,278
                            =============  =============  =============  =============  =============  =============  =============


  The accompanying notes are an integral part of these consolidated financial statements

                     LOGISTICAL SUPPORT, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                  Nine Months Ended
                                                                          --------------------------------
                                                                          September 30,     September 30,
                                                                               2006              2005
                                                                          --------------    --------------
                                                                           (unaudited)        (unaudited)

CASH FLOW FROM (TO) OPERATING ACTIVITIES:
     Net income (loss)                                                    $      144,347    $     (639,175)
     Adjustment to reconcile net income (loss) to net cash
        (used in) operating activities:
           Depreciation expense                                                   65,296           106,646
           Provision for related party receivable                                 25,800
           Amortization of fair value of warrants issued to consultants            5,786                --
           Gain on write-off of liabilities                                       (9,143)               --
     Changes in operating assets and liabilities:
        Other receivables                                                         10,523             4,000
        Accounts receivable                                                       99,532             5,755
        Due from officers/affiliates                                             113,968           (47,581)
        Inventory                                                                 55,284            (8,247)
        Contract costs                                                          (694,540)           47,320
        Other current assets                                                       8,455          (142,009)
        Accounts payable                                                         129,075            27,211
        Accrued Triumph settlement obligation                                   (156,000)               --
        Accrued expenses                                                          53,540           (58,062)
        Deferred taxes                                                                --           (37,668)
        Other liabilities                                                             --            75,000

                                                                          --------------    --------------
Net cash (used in) operating activities                                         (148,077)         (666,810)
                                                                          --------------    --------------

CASH FLOW (TO) INVESTING ACTIVITIES:
     Purchase of property and equipment                                          (59,594)         (100,626)

                                                                          --------------    --------------
Net cash (used in) investing activities                                          (59,594)         (100,626)
                                                                          --------------    --------------

CASH FLOW FROM (TO) FINANCING ACTIVITIES:
     Cash overdraft, net                                                              --            13,157
     Proceeds from exercise of warrants                                          152,000                --
     Proceeds (Repayments) of  factoring receivables, net                             --          (157,154)
     Repurchase of common stock from a related party                            (100,000)         (100,000)
     Payments on capital lease obligations                                       (31,058)          (21,400)
     Payments on notes payable                                                    (8,701)          (46,704)

                                                                          --------------    --------------
Net cash provided by (used in) financing activities                               12,241          (312,101)
                                                                          --------------    --------------

NET INCREASE (DECREASE) IN CASH AND
     CASH EQUIVALENTS                                                           (195,430)       (1,079,537)

CASH AND CASH EQUIVALENTS, Beginning of period                                   387,216         1,202,768
                                                                          --------------    --------------

CASH AND CASH EQUIVALENTS, End of period                                  $      191,786    $      123,231
                                                                          ==============    ==============

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:

     Interest paid                                                        $       39,315    $        8,037
                                                                          ==============    ==============
     Income taxes paid                                                    $           --    $           --
                                                                          ==============    ==============

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:

     Capital lease obligations                                            $           --    $       35,600
                                                                          ==============    ==============


  The accompanying notes are an integral part of these consolidated financial statements

                     LOGISTICAL SUPPORT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Note 1 - Basis of Presentation

The unaudited consolidated financial statements have been prepared by Logistical Support, Inc. (the "Company"), in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission ("SEC"). Accordingly, these consolidated financial statements do not include all of the disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included on Form 10-KSB for the period ended December 31, 2005. In the opinion of management, the unaudited interim consolidated financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. The results of the nine months ended September 30, 2006 are not necessarily indicative of the results to be expected for the full year ending December 31, 2006.

Consolidated Financial Statements

The accompanying consolidated financial statements include the accounts of the Company and Logistical Support, LLC. As of March 31, 2006, Hill Aerospace & Defense, LLC ("Hill") merged into Logistical Support, LLC. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All inter-company accounts and transactions have been eliminated.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified for comparative purposes to conform to the presentation in the current period financial statements.

Operations

The accompanying consolidated financial statements have been prepared in conformity with and in accordance with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. During the year ended December 31, 2005, the Company incurred a substantial loss. Going into 2006, the Company's backlog approximated $12 million. Through September 30, 2006 the Company shipped and billed approximately $ 4.2 million and expects to deliver an additional $2.0 to $2.4 million by the end of 2006. The Company has changed its focus to concentrating more on bidding on overhaul and repair solicitations, which is the area that the Company has the most expertise and these orders are generally more profitable.

In March the Company canceled its consignment agreement with Hill Industries, Inc., a related party and in June, the Company reduced its overhead by consolidating its operations into one facility.

The Company's management anticipates that there will be an improvement in cash flow for the remainder of 2006 and in 2007 resulting from delivery of several long-term projects and the recovery of job related costs incurred in prior periods. Management believes that it has taken the necessary steps to improve cash flow and to return the Company to profitability so that the Company will continue as a going concern.

Stock Options

The Company accounts for its stock-based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment, an Amendment of Financial Accounting Standards Board ("FASB") Statement No. 123." The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. The Company did not grant any options and no options were cancelled or exercised during the nine months ended September 30, 2006. As of September 30, 2006, there were no options outstanding.

                     LOGISTICAL SUPPORT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Recent Pronouncements

In February 2006, FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments". SFAS No. 155 amends SFAS No 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the consolidated financial statements.

In March 2006 FASB issued SFAS 156 `Accounting for Servicing of Financial Assets' this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

      1. Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.

      2. Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.

      3. Permits an entity to choose `Amortization method' or Fair value measurement method' for each class of separately recognized servicing assets and servicing liabilities:

      4. At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

      5. Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities.

                     LOGISTICAL SUPPORT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

This Statement is effective as of the beginning of the Company's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the consolidated financial statements.

In September 2006, FASB issued SFAS 157 `Fair Value Measurements'. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 `Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R)' This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

Note 2 - Earnings (Loss) Per Share

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted income (loss) per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There were 10,053,937 and 17,633,937 warrants outstanding at September 30, 2006 and 2005, respectively. The Company had a net loss for the nine months ended September 30, 2005. Accordingly, the diluted per share amounts do not reflect the impact of the warrants because the effect is antidilutive.

                     LOGISTICAL SUPPORT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

The following is an analysis of the differences between basic and diluted earnings per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share".


                                                         Three Months Ended September 30,
                             ---------------------------------------------------------------------------------------
                                                 2006                                         2005
                             ------------------------------------------   ------------------------------------------
                                                                 Per                                            Per
                                 Income          Shares          Share          Income          Shares          Share

Basic earnings per share

Net income                   $       38,382                                 $      198,224
                             ==============                                 ==============

Weighed shares outstanding                       78,249,348                                     71,995,000

                                                             -------------                                  -------------
                                                             $        0.00                                  $        0.00
                                                             =============                                  =============

Diluted earnings per share

Net income                   $       38,382                                 $      198,224
                             ==============                                 ==============

Weighed shares outstanding                       78,249,348                                     71,995,000
Effect of dilutive
 securities

  Warrants                                        1,143,229                                     14,830,517
                                             --------------                                 --------------

                                                 79,392,577                                     86,825,517
                                             ==============                                 ==============

                                                             -------------                                  -------------
                                                             $        0.00                                  $        0.00
                                                             =============                                  =============



                                                         Nine Months Ended September 30,
                             ----------------------------------------------------------------------------------------------
                                                 2006                                         2005
                             ------------------------------------------   -------------------------------------------------
                                                                 Per                                            Per
                                 Income          Shares          Share          Income          Shares          Share

Basic earnings (loss)
 per share

Net income (loss)            $      144,347                                 $    (639,175)
                             ==============                                 =============


Weighed shares outstanding                       73,627,051                                     72,143,901

                                                             -------------                                  ------------
                                                             $        0.00                                  $      (0.01)
                                                             =============                                  ============

Diluted earnings (loss)
 per share

Net income (loss)            $      144,347                                 $    (639,175)
                             ==============                                 =============


Weighed shares outstanding                       73,627,051                                     72,143,901
Effect of dilutive
securities

  Warrants                                        2,238,394                                             --
                                             --------------                                 --------------

                                                 75,865,445                                     72,143,901
                                             ==============                                 ==============

                                                             -------------                                  ------------
                                                             $        0.00                                  $      (0.01)
                                                             =============                                  ============


                     LOGISTICAL SUPPORT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Note 3 - Contract Costs

Contract costs at September 30, 2006 consisted of the following:

                  Contract cost incurred, including estimated profit       $       14,226,182
                  Less: amounts billed                                            (11,552,016)

                                                                           $        2,674,166

Contract costs are grouped by those contracts where contract costs exceed billings and where billings exceed contract costs as follows:

                  Contract costs in excess of billings                     $        2,717,252
                  Billings in excess of contract costs                                (43,086)
                                                                           -------------------
                                                                           $        2,674,166

Note 4 - Property and Equipment

The cost of property and equipment at September 30, 2006 consisted of the following:

                  Machinery and equipment                                  $          297,693
                  Test equipment                                                      324,991
                  Automobiles                                                          54,491
                  Office equipment                                                     92,476
                                                                           ------------------
                                                                                      769,651
                  Less accumulated depreciation and amortization                     (306,471)
                                                                           ------------------

                                                                           $          463,180
                                                                           ==================

Depreciation expense for the nine months ended September 30, 2006 and 2005 was $65,296 and $106,646, respectively

Note 5 - Notes Payable

The Company has various notes payable resulting from the conversion of accounts payable and the purchase of property and equipment with interest rates ranging from 7% to 18%, maturing from 2006 to 2010.

                     LOGISTICAL SUPPORT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

Note 6 - Guaranteed Obligation of Related Party

The Company is one of six guarantors, who are affiliates, which have guaranteed the debt of an affiliated company. The debt of the affiliated company arose from a note payable issued to a financial institution in 1999. At September 30, 2006, the debt of the affiliated company amounted to $318,461. In the event that the affiliate was unable to repay the note payable to the financial institution, the maximum exposure to the Company would be the outstanding amount of debt. If the Company had to fulfill its obligation under this guarantee, it would attempt to recover its loss from the five other guarantors and from the affiliated company. In addition, the holder of the loan has a security interest in all of Hill Aerospace & Defense, LLC's assets. Hill Aerospace & Defense, LLC has now been merged into Logistical Support, LLC.

This loan was made to Hill Industries, Inc. in 1999 and is currently owed to National Loan Investors, LP. The loan bears interest at 10% per annum and requires monthly interest payments of $3,121 with any unpaid principal and interest due on February 4, 2010.

During the year ended December 31, 2005 the Company provided for the full amount of the loan as guaranteed obligation of related party and has paid $16,012 in interest for the nine months ended September 30, 2006. The Company is currently in dispute with Hill Industries, Inc over amounts owed as disclosed in Note 9.

The Company was making the required interest payments on this debt, but ceased making such payments in May 2006. Consequently, NLI discovered that the modification of the original note agreement dated January 25, 2005 was not executed by Hill Industries, Inc because of its not having been in good standing with the state of California. This in turn made the note modification of January 25, 2005 ineffective. As a result, on June 14, 2006, NLI notified Hill Industries along with the six guarantors that the loan was in default which resulted in the acceleration of the balance due. Until NLI's investigation it was not known by either the Company nor NLI that Hill Industries, Inc did not execute the note. The debt of the affiliate of $318,461 is recorded as a liability on the Company's financial statements.

Note 7 - Due to Factor

On October 23, 2003, the Company entered into a one year agreement with Commerce Funding Corporation for the financing of its receivables. The agreement was automatically renewed until October 23, 2006. The interest rate on this receivable financing agreement is prime plus 1% and the maximum amount to be advanced under this agreement is $1 million. Commerce agreed to loan up to 85% of qualifying receivables. In July 2006, the agreement with Commerce Funding Corporation was cancelled.

Note 8 - Stockholders' Equity

Repurchase of Common Stock

Effective June 1, 2005, the Company entered into a Separation Agreement by and between the Company, Hill, Logistical and Mr. Harry Lebovitz, Hill Industries, Inc. ("Hill Inc.") and Hill Industries, LLC ("Hill LLC"). Hill Inc. and Hill LLC are entities owned and controlled by Mr. Lebovitz. Pursuant to the terms of the Separation Agreement, Mr. Lebovitz resigned effective immediately from the Board of Directors of the Company and effective July 1, 2005 he no longer served in any management or service role at the Company or its subsidiaries, Hill and Logistical.

                     LOGISTICAL SUPPORT, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

In addition, the Company agreed to purchase from Mr. Lebovitz, or Hill Inc. or Hill LLC (at the discretion of the Company) shares of common stock of the Company owned by such persons at a price per share of $0.25 (the "Purchase Price"), at the rate of $25,000 per month for a period of twelve months commencing on June 15, 2005. The aggregate purchases was not to exceed $300,000 over a twelve-month period, resulting in the Company acquiring up to 1,200,000 shares of common stock under the Agreement. Under certain conditions set forth in the Agreement, the Company could cease such purchases and would have no obligation to resume them. As of September 30, 2006, the Company purchased 1,100,000 shares of common stock for $275,000. These 1,100,000 shares were retired upon repurchase.

The Company ceased purchasing the stock after Harry Lebovitz filed the lawsuit disclosed in Note 9.

Exercise of Warrants

On July 6, 2006, the Company reduced the exercise price from $0.25 to $0.02 on 8,000,000 warrants held by Hunter World Markets. On July 10, 2006, Hunter World Markets exercised 7,600,000 of these warrants that resulted in gross proceeds to the Company of $152,000.

Note 9 - Commitments and Contingencies

Litigation
The Company has been in litigation with Triumph Components-Arizona, Inc. since 2003. On July 20, 2006, the Company and Triumph entered into a settlement agreement dated as of July 18, 2006 pursuant to which the parties have agreed to settle their disputes arising from a prior settlement agreement between the parties. Under the new settlement agreement, the Company agreed to pay an aggregate of $950,000 to Triumph in monthly installments ranging from $39,000 to $65,000 from August 2006 to March 2008. If the Company accelerates these payments it will be entitled to discount the amount paid to Triumph by up to $50,000. The remaining unpaid balance of $794,000 is reported as Accrued Triumph settlement obligation in the accompanying consolidated balance sheet.

On March 14, 2006, the Company canceled a consignment agreement with Hill Inc. On April 11, 2006, Mr. Lebovitz filed a lawsuit against Mr. Bruce Littell, the Company, Logistical and Hill claiming among other things, that (1) Mr. Lebovitz was mentally unfit to sign a Separation Agreement; (2) the Company failed to remit amounts due under a consignment agreement with Hill Inc.; and (3) the Company failed to provide an accounting for amounts that Mr. Lebovitz loaned to Logistical. Mr. Lebovitz is seeking compensatory and punitive damages as well as attorney fees. The Company believes that such claims are without merit and plans to vigorously defend itself against such claims.

The Company has filed a cross-complaint against Harry Lebovitz, Hill Industries, Inc., and other related entities, and seeks damages for breach of fiduciary, breach of contract, fraud and other causes of action. Hill Industries and the other related entities have yet to respond to the cross-complaint.

On June 30, 2006 the Company was evicted from its Eton facility and the property was turned over to Mr. Lebovitz. In July 2006, the Company filed litigation against the landlord for alleged wrongful eviction and damages.

In addition to the foregoing, the Company in the ordinary course of business is generally subject to claims, complaints, and legal actions. At September 30, 2006, management believes that the Company is not a party to any action, except as discussed above, that would have a material impact on its financial condition, operations, or cash flows.

                                     PART II

Item 24. Indemnification of Directors and Officers

Section 16-10a-902(1) of the Utah Revised Business Corporation Act authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 16-10a-902(4) prohibits a Utah corporation from indemnifying a director in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that he or she improperly received a personal benefit. Otherwise, Section 16-10a-902(5) allows indemnification for reasonable expenses incurred in connection with a proceeding by or in the right of a corporation.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907(1) extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was successful, on the merits or otherwise, in defending any proceeding to which he or she was a party against reasonable expenses incurred in connection therewith. Section 16-10a-907(1) extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904(1), the corporation may advance a director's expenses incurred in defending any proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907(2) extends this protection to officers, employees, fiduciaries and agents of a corporation as well.

Regardless of whether a director, officer, employee, fiduciary or agent has the right to indemnity under the Utah Revised Business Corporation Act, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses which we expect to incur with respect to the offering and sale or distribution of common shares under this registration statement. We have agreed to pay all of these expenses.

SEC registration fee                                        $     0.00
Financial printer fees to EDGARize and print registration
  statement                                                   1,000.00
Legal fees and expenses                                       7,500.00
Accounting fees and expenses                                 10,000.00
Miscellaneous                                                 1,500.00
                                                            ----------
Total                                                       $20,000.00
                                                            ==========

*    estimated

Item 26. Recent Sales of Unregistered Securities

None

Item 27. Exhibits

Exhibit
Number    Description of Exhibit
------    ----------------------
3.1       Articles of Incorporation, as Amended and filed in the state of Utah
          (1)

3.2       Bylaws of the Registrant (5)

4.1       Form of Warrant Agreement (2)

4.2       Form of Warrant Certificate (2)

4.3       Registration Rights Agreement dated September 29, 2004 (3)

4.4       Form of Warrant issued to Hunter World Markets, Inc. (3)

10.1 Stock Exchange Agreement dated as of May 27, 2004 by and among the Registrant and the other parties listed therein (1)

10.2      Securities Purchase Agreement dated September 29, 2004 (3)

10.3      Form of Lock Up Agreement (3)

10.4      General Release and Settlement Agreement dated October 15, 2004 (4)

10.5      Agreement with Commerce Funding Corporation dated October 23, 2003 (7)

10.6 Settlement Agreement dated as of July 18, 2006 between Logistical Support, LLC and Triumph Engineered Solutions, Inc. (11)

10.7      General Release and Settlement Agreement (6)

10.8      Lease Agreement for Eton Road Facility (8)

10.9 Settlement Agreement and Conditional Release of Claims between Bell Helicopter Textron Inc. and Logistical Support, LLC (9)

10.10 Settlement Agreement and Conditional Release of Claims between Bell Helicopter Textron Inc. and Hill Aerospace & Defense, LLC (9)

10.11     Separation Agreement dated June 1, 2005 (10)


10.12 Loan Sale Agreement between Logistical Support LLC and National Loan Investors L.P. (12)


21.1      List of subsidiaries (7)

23.1      Consent of Independent Registered Public Accounting Firm

----------
(1) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated May 27, 2004 and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for the period ended June 30, 2004 and incorporated herein by reference.

(3) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated September 29, 2004 and incorporated herein by reference.

(4) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated November 8, 2004 and incorporated herein by reference.

(5) Filed as an exhibit to the Registrant's Form 10-SB Registration Statement on March 27, 2003 and incorporated herein by reference.

(6) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated November 3, 2004 and incorporated herein by reference

(7) Filed as an exhibit to the Registrant's Registration Statement on Form SB-2/Amendment No. 2, declared effective February 11, 2005, and incorporated herein by reference.

(8) Filed as an exhibit to the Registrant's Annual Report on Form 10-KSB dated April 15, 2005, as amended, and incorporated herein by reference.

(9) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated May 18, 2005, and incorporated herein by reference.

(10) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated June 1, 2005, and incorporated herein by reference

(11) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated July 25, 2006, and incorporated herein by reference


(12) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated December 11, 2006, and incorporated herein by reference


Item. 28 Undertakings.

We hereby undertake to:

1. File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

     a.   Include any prospectus required by section 10(a)(3) of the Securities
          Act;

     b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the face page of the effective registration statement; or

     c. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

5. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to post-effective registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on February 8, 2007.


                                        LOGISTICAL SUPPORT, INC.


                                        By: /s/ Bruce Littell
                                            ------------------------------------
                                            Bruce Littell
                                            Chairman, Chief Executive Officer
                                            and Chief Financial
                                            Officer (principal executive and
                                            financial officer)



In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated:

By: /s/ Bruce Littell                                   February 8, 2007
    ------------------------------------
    Bruce Littell
    Chief Executive Officer
    (principal executive officer and
    principal accounting and financial
    officer), and director